Exhibit 10.2

Execution Version

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made as of this 14th day of September, 2020 (the “Effective Date”), between ARE-MA REGION NO. 75, LLC, a Delaware limited liability company (“Landlord”), and FORMA THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

Building:	The specific building in the Project commonly known as Building 39, located at 300 North Beacon Street, Watertown, Massachusetts 02472, in which the Premises are located.
Premises:

That portion of the Project, containing approximately 54,109 rentable square feet, as determined by Landlord, as shown on Exhibit A, consisting of approximately 53,781 total rentable square feet on the 3rd, 4th and 5th floors of the Building (which includes the rentable square feet for the bathrooms on the 4th and 5th floors of the Building per BOMA Modified for so long as Tenant is leasing the entire rentable area of each such floor, which shall conclusively be deemed part of the Premises for so long as Tenant is leasing the entirety of the applicable floor), and approximately 328 rentable square feet of space on a portion of the 1st floor of the Building, subject to adjustment from time to time in accordance with Sections 5 and 45(o) hereof.

Project:	The real property on which the Building in which the Premises are located, together with all improvements thereon and appurtenances thereto as described on Exhibit B.

Rentable Area of Premises:	54,109 sq. ft., subject to adjustment from time to time in accordance with Sections 5 and 45(o) hereof.
Rentable Area of Building:	130,753 sq. ft., subject to adjustment from time to time in accordance with Sections 5 and 45(o) hereof.
Rentable Area of Project:	834,782 sq. ft., subject to adjustment from time to time in accordance with Sections 5 and 45(o) hereof.
Building’s Share of Project:	15.66%, subject to adjustment from time to time in accordance with Sections 5 and 45(o) hereof.

Tenant’s Share of Operating Expenses:	41.38%, subject to adjustment from time to time in accordance with Sections 5 and 45(o) hereof.

Base Rent:	$329,163.08, per month, subject to adjustment pursuant to Section 4 hereof.

Rent Adjustment Percentage:	Three percent (3%)

Security Deposit:	6 months of initial Base Rent, subject to reduction as provided in Section 6 below.

Target Commencement Date:	August 13, 2021

Base Term:	Beginning on the Commencement Date and ending 120 months from the first day of the first full month of the Term (as defined in Section 2) hereof.
Permitted Use:	Research and development laboratory, related office and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof.

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Address for Rent Payment:	Landlord’s Notice Address:
ARE-MA Region No. 75, LLC	c/o Alexandria Real Estate Equities, Inc.
JP Morgan Chase	26 North Euclid Avenue
P.O. Box 975383	Pasadena, CA 91101
Dallas, TX 75397-5383	Attention: Corporate Secretary

Tenant’s Notice Address:

Prior to Tenant’s occupancy of the Premises:

FORMA Therapeutics, Inc.

500 Arsenal Street

Watertown MA 02472

Attention: Jeanette Potts, SVP, General Counsel & Corporate Secretary

Following Tenant’s occupancy of the Premises:

FORMA Therapeutics, Inc.

300 North Beacon Street

Watertown MA 02472

Attention: Jeanette Potts, SVP, General Counsel & Corporate Secretary

In each case with a copy to:

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

Attention: Adam M. Zaiger, Esq.

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

EXHIBIT A - PREMISES DESCRIPTION

EXHIBIT B - DESCRIPTION OF PROJECT

EXHIBIT C - WORK LETTER

EXHIBIT D - ACKNOWLEDGEMENT OF COMMENCEMENT DATE

EXHIBIT E - RULES AND REGULATIONS

EXHIBIT F - TENANT’S PERSONAL PROPERTY

EXHIBIT G - IDENTIFICATION OF ACM & PACM

EXHIBIT H – FORM OF LETTER OF CREDIT

EXHIBIT I – JANITORIAL SPECIFICATIONS

1.Lease of Premises.  Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord.

The portions of the Project which are for the non-exclusive use of Tenant and one or more other tenants of the Project or other third parties are collectively referred to herein as the “Common Areas.”   Subject to the terms and conditions of this Lease, Tenant shall have the appurtenant right to use the Common Areas for their intended uses, and the Common Areas shall include, without limitation, if and to the extent any exist from time to time and are generally available to all tenants: (a) the common loading areas located in and serving the Building, pedestrian sidewalks and landscaped areas serving the Project, (b) the common elevators, lobbies, hallways, corridors and stairwells and, for any partial floors included in the Premises, restrooms (but specifically excluding those on the 4th or 5th floors of the Building which shall be part of the Premises for so long as Tenant is leasing the entire rentable area of either such floor) within the Building

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and serving the Premises or necessary for access to and use of the Premises, and (c) the common plenums, risers, shafts, stacks, pipes, conduits, wires, ducts, electrical closets, janitorial closets and telephone rooms located in the Building and serving the Premises in common with other tenants in addition to the Amenities as hereinafter provided. The Common Areas include, without limitation, the various amenities, amenities facilities, and buildings or other improvements containing the same located in, on or otherwise serving the Project, if any, as may exist from time to time and be available for use by Tenant and one or more other tenants of the Project or other third parties (“Amenities”).  Amenities may include, by way of example, things such as business centers, conference centers, restaurants, or gyms and other athletic facilities.  Notwithstanding anything contained in this Lease to the contrary and for the avoidance of doubt, however, Landlord has no obligation to provide, and if provided has no obligation to continue to provide, any Amenities or other Common Areas, other than reasonable access to the Premises (including elevators), reasonable access to the utility connections serving the Premises (including, without limitation, the utility closet on the third floor of the Building, the utility closets on the 4th and 5th floors of the Building being part of the Premises for so long as Tenant is leasing the entre rentable area of either such floor), reasonable access to and non-exclusive use of common loading dock(s), reasonable access to and non-exclusive use of restrooms on any partial floor leased by Tenant (as reasonably designated by Landlord from time to time), and any parking required by the terms of this Lease to be available to Tenant; provided Landlord may relocate and alter all of the foregoing from time to time.

2.Delivery; Acceptance of Premises; Commencement Date.  Landlord shall use reasonable efforts to deliver the Premises to Tenant on or before the Target Commencement Date, with Landlord’s Work Substantially Completed (“Delivery” or “Deliver”).  If Landlord fails to timely Deliver the Premises prior to such time, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided herein.  If Landlord does not Deliver the Premises within 90 days of the Target Commencement Date for any reason other than Force Majeure delays and Tenant Delays, then Tenant shall receive a credit of one (1) day’s free Base Rent for each day of after such 90th day until Landlord Delivers the Premises.  If Landlord does not Deliver the Premises within 180 days of the Target Commencement Date for any reason other than Force Majeure delays and Tenant Delays, then this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated:  (a) the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant, and (b) neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease.  As used herein, the terms “Landlord’s Work,” “Tenant’s Work,” “Tenant Delays” and “Substantially Completed” shall have the meanings set forth for such terms in the Work Letter.  If Tenant does not elect to void this Lease within 5 business days of the lapse of such 180-day period, such right to void this Lease shall be waived and this Lease shall remain in full force and effect.  Notwithstanding anything to the contrary contained herein and for the avoidance of any doubt, the termination rights provided for in this paragraph shall terminate on the Commencement Date.

The “Commencement Date” shall be the earliest of:  (i) the date Landlord Delivers the Premises to Tenant; (ii) the date Landlord could have Delivered the Premises but for Tenant Delays; and (iii) the date Tenant conducts any business in the Premises or any part thereof (it being understood that the mere preparation of the Premises for its occupancy, moving into the Premises and the installation of furniture and equipment in the Premises shall not be deemed to be the conduct of business by Tenant). Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s or Tenant’s rights hereunder (except those rights of Tenant affected by virtue of Tenant being in default).  The “Term” of this Lease shall be the Base Term, as defined above on the first page of this Lease, and (if and when exercised) the Extension Term that Tenant may elect pursuant to Section 40 hereof.

Subject to the provisions of Section 6 of the Work Letter, Landlord shall permit Tenant access to the Premises at such time as set forth in Section 6 of the Work Letter prior to the Commencement Date for

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Tenant’s installation and setup of furniture, fixtures and equipment (“FF&E Installation”), provided that such FF&E Installation is coordinated with Landlord, and Tenant complies with the Lease and all other reasonable restrictions and conditions Landlord may impose in writing.  All such access shall be during normal business hours unless Landlord otherwise agrees in writing (such agreement not to be unreasonably withheld, conditioned or delayed).  Any access to the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent, Operating Expenses or any charges under Section 11 hereof for Utilities or Janitorial Service.

Except as set forth in the next paragraph or the Work Letter:  (i) Tenant shall accept the Premises in their condition as of the Commencement Date; (ii) Landlord shall have no obligation for any defects in the Premises; and (iii) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in the condition required to be delivered by Landlord hereunder, subject to Tenant’s rights under the Work Letter and Landlord’s ongoing repair and maintenance obligations hereunder.  Any occupancy of the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease, except the obligation to pay Rent.

Notwithstanding anything contained in this Lease to the contrary, and as set forth in the Work Letter, for the period of one (1) year after the Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible to rectify any defects in the original construction of the Building, provided Tenant gives written notice of any such defects within such time, unless Tenant or any Tenant Party was responsible for the cause of such repair or replacement, in which case Tenant shall pay the cost.  Landlord also shall use commercially reasonable efforts to enforce any contractor warranties for Landlord’s Work (to the extent any such warranties exist) for one (1) year after the Commencement Date, provided Tenant gives written notice of any necessary repairs or replacements within such time that are reasonably expected to be covered under any such warranty, unless Tenant or any Tenant Party was responsible for the cause of such repair or replacement, in which case Tenant shall pay all of Landlord’s costs and expenses incurred to enforce any such warranties.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use.  This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein.  Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein; and Tenant in executing this Lease does so in reliance upon Landlord’s agreements contained herein.

3.Rent.

(a)Base Rent.  The first month’s Base Rent and the Security Deposit shall be due and payable on delivery of an executed copy of this Lease to Landlord.  Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off (except as expressly provided in this Lease), monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing.  Payments of Base Rent for any fractional calendar month shall be prorated.  The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations.  Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.

(b)Additional Rent.  In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”):  (i) Tenant’s Share of Operating Expenses and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the

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agreements, terms, covenants and conditions of this Lease to be performed by Tenant, in each case after any applicable notice and cure period.

4.Base Rent Adjustments.  Base Rent shall be increased on each annual anniversary of the first day of the first full month during the Term of this Lease (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date.  Base Rent, as so adjusted, shall thereafter be due as provided herein.  Base Rent adjustments for any fractional calendar month shall be prorated.

5.Operating Expense Payments.  Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be revised by Landlord from time to time (but not more than 3 times) during such calendar year.  During each month of the Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of Operating Expenses of the Annual Estimate.  Payments for any fractional calendar month shall be prorated.

The term “Operating Expenses” means:  (A) all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Building, including, without duplication, Taxes (as defined in Section 9), capital repairs and replacements, and capital improvements, in each case amortized over the lesser of 10 years and the reasonably anticipated useful life of such capital items (provided the capital repair, improvement or replacement is either required by Legal Requirements or an interpretation thereof first imposed after the Effective Date or reasonably intended to reduce aggregate Operating Expenses), the costs of Landlord’s third-party property manager (if any), and administration rent in the amount of 3% of the then-applicable Base Rent, and (B) the Building’s Share of Project of all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Project (other than those costs and expenses specific to the Building or any other building not containing Amenities), including, without duplication, costs and expenses (without mark-up) related to the creation, development, operation, management, maintenance, and repair of the Amenities and other Common Areas (including for the avoidance of doubt, reimbursement by Landlord to affiliates of Landlord for market rent (at office rental rates) paid by such affiliates to Landlord for Amenity space and commercially reasonable reduced rent or other commercially reasonable concessions or subsidies provided to restaurants or others providing Amenities), Taxes, capital repairs, improvements and replacements amortized over the lesser of 10 years and the reasonably anticipated useful life of such capital items (provided the capital repair, improvement or replacement is either required by Legal Requirements or an interpretation thereof first imposed after the Effective Date or reasonably intended to reduce aggregate Operating Expenses).  Any amounts paid to affiliates of Landlord will not exceed fair market rates.  The only Amenities for which a separate use fee may be charged to Tenant in addition to inclusion of the costs and expenses thereof in Operating Expenses are related to the use of a conference center or fitness center (if a conference center or fitness center is created and available).  Landlord may charge standard rates for usage of any conference facilities and services thereto (provided the same is used by Landlord to pay actual costs and losses of Landlord and not as a profit to Landlord).  No membership fee will be charged for any fitness facility (or for basic offerings norming included in a membership fee), but Landlord may charge a separate fee for additional services, if available, such as personal trainers or wellness clinics.  Operating Expenses shall exclude only the following (and where applicable shall be limited in accordance with the above provisions in this Section 5):

(i)the original construction costs of the Project and renovation prior to the date of the Lease and costs of correcting defects in such original construction or renovation;

(ii)capital expenditures for expansion of the Project;

(iii)interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing, recapitalization and/or syndication costs and amortization of funds borrowed by Landlord, whether secured or unsecured, including (without limitation) any fines or penalties

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related to late payments on the same, payments to reserves, points, broker commissions and the like, and/or any ground rent;

(iv)depreciation of the Project (except for capital improvements, the cost of which are includable in Operating Expenses subject to and in accordance with the provisions hereof);

(v)advertising, legal and space planning expenses and leasing commissions and all other costs and expenses of every kind or nature incurred directly in procuring and leasing space to tenants and occupants for the Project, including any free rent, construction allowances and other monetary concessions for tenants and occupants;

(vi)legal and other expenses incurred in the negotiation or enforcement of leases;

(vii)completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants or occupants within their premises, and costs of correcting defects in such work;

(viii)costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(ix)salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project (and, to the extent assigned in part, proportionately prorated);

(x)general organizational, administrative and overhead costs relating to maintaining Landlord‘s (and any of its affiliates’) existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(xi)costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building, as well as Landlord’s investors;

(xii)costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7);

(xiii)penalties, fines or interest incurred as a result of Landlord‘s inability or failure  to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord‘s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency, or violation of law or code with respect to the Common Areas to the extent in effect (and as interpreted and enforced) as of the date of this Lease;

(xiv)amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(xv)costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(xvi)costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific

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charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(xvii)costs incurred in the sale or refinancing of the Project;

(xviii)net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein;

(xix)expenditures from reserves (as opposed to deposits to fund and maintain the reserves account);

(xx)the cost of repairing or restoring any portion of the Building or the Project due to damage by fire or other casualty to the extent covered by insurance proceeds received by Landlord, or the cost of repairs, alterations or replacements required as the result of the exercise of any right of eminent domain to the extent covered by condemnation awards received by Landlord;

(xxi)costs of utilities provided to other leased or vacant leasable spaces (i.e., other than Common Area or Amenity space);

(xxii)costs of installation and removal of tenant signage for other tenants and occupants;

(xxiii)any salaries and/or benefits for employees above the level of property manager;

(xxiv)any costs or expenses to initially obtain (as opposed to maintain) Leadership in Energy and Environmental Design (LEED), WELL Building Standard, or other similar “green” certification with respect to the Project and/or the Premises;

(xxv)any costs otherwise reimbursed by insurance, warranty or other third party;

(xxvi)any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord to the extent in excess of market rates; and

(xxvii)  costs to remediate, abate or otherwise response to release of any Hazardous Materials.

“Tenant’s Share of Operating Expenses” shall be the percentage set forth on the first page of this Lease as Tenant’s Share of Operating Expenses as reasonably adjusted by Landlord from time to time following physical change to, or remeasurement of, the Premises, the Building or other buildings within the Project occurring from time to time. Any such remeasurement of a building within the Project shall be performed by Landlord in accordance with the Standard Method for Measuring Floor Area in Office Buildings as adopted by the Building Owners and Managers Association International (ANSI/BOMA Z65.1-2017), as customarily modified for laboratory properties in the Cambridge/Watertown market (“BOMA Modified”).  Landlord may equitably increase Tenant’s Share of Operating Expenses for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project that includes the Premises or that varies with occupancy or use.  If there is a remeasurement by Landlord, then upon request by Tenant in writing, Landlord agrees to provide Tenant with commercially reasonable back-up documentation with respect to the recalculation of the rentable square footage and any adjustment to Tenant’s Share of Operating Expenses. Base Rent, Tenant’s Share of Operating Expenses, and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

Within 90 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable

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detail:  (a) the total of actual Operating Expenses and resulting Tenant’s Share of Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year.  If the actual Tenant’s Share of Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant to Landlord as Rent within 30 days after delivery of such Annual Statement to Tenant.  If, however, Tenant’s payments of Operating Expenses for such year exceed the actual Tenant’s Share of Operating Expenses for such year, Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord.  Landlord’s and Tenant’s obligations to pay any overpayments or deficiencies due pursuant to this paragraph shall survive the expiration or earlier termination of the Lease.  The Annual Statement shall be final and binding upon Tenant unless Tenant, within 90 days after Tenant’s receipt thereof, shall contest or question any item therein by giving written notice to Landlord, specifying each item contested or questioned and its commercially reasonable basis therefor.  If, during such 90-day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as may be reasonably required to be responsive to Tenant’s questions (the “Expense Information”).  If after Tenant’s review of such Expense Information, Landlord and Tenant do not agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm with experience in accounting matters for comparable commercial buildings in the Greater Boston area, working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense) and approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Independent Reviewer”), audit and/or review (the “Independent Review”) of the Expense Information for the year in question.  The results of any such Independent Review shall be binding on Landlord and Tenant.  If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord.  If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement.  If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5%, then Landlord shall reimburse Tenant for all reasonable, third party costs actually incurred by Tenant for the Independent Review.  Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated.  Notwithstanding anything set forth herein to the contrary, if the Project is not at least 95% occupied on average during any year of the Term, Tenant’s Share of those items of Operating Expenses for such year which vary based on occupancy level shall be equitably extrapolated, on an item-by-item basis, to equal the amount of such Operating expenses as would have been occurred for such year computed as though the Project had been 95% occupied on average during such year; provided that such computation shall not result in Landlord collecting in the aggregate from tenants of the Project more than Landlord’s actual incurred Operating Expenses for such year.

6.Security Deposit. Tenant shall deposit with Landlord, upon delivery of an executed copy of this Lease to Landlord, a security deposit (the “Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the amount set forth on page 1 of this Lease, which Security Deposit shall be in the form of an unconditional and irrevocable letter of credit (the “Letter of Credit”):  (i) in the form annexed hereto as Exhibit H, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer written notice that Landlord is entitled to draw thereunder, (iv) issued by Silicon Valley Bank or another FDIC-insured financial institution satisfactory to Landlord, and (v) redeemable by presentation of a sight draft in The Commonwealth of Massachusetts (or by facsimile with original to follow by overnight mail).  If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 10 days before the stated expiration

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date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit.  Any cash proceeds of the Letter of Credit following a draw by the Landlord (the “Cash Proceeds”) are property of the Landlord, and Tenant shall have no right in the Security Deposit or the Letter of Credit other than the right to a return of the Letter of Credit when both the Lease has terminated and Tenant’s obligations under this Lease have been completely fulfilled as set forth herein.

The Security Deposit and the Letter of Credit and Cash Proceeds shall be held by Landlord without obligation for interest thereon as security for the performance of all of Tenant’s obligations under this Lease.  The Security Deposit and the Letter of Credit and the Cash Proceeds are not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default.  Upon each occurrence of Default (as defined in Section 20), Landlord may use and apply all or part of the Security Deposit and the Letter of Credit and the Cash Proceeds, without notice to or any action by Tenant or any other person or entity, to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law.  Upon such use or application, Tenant shall have no right whatsoever to any amount so used or applied.  Landlord's right to use and apply the Security Deposit and the Letter of Credit and the Cash Proceeds under this Section 6 includes the right to use and apply the Security Deposit and the Letter of Credit and the Cash Proceeds to pay future rent damages following the termination of this Lease pursuant to Section 21(c) below.  Upon any use or application of all or any portion of the Security Deposit and the Letter of Credit or the Cash Proceeds, Tenant on demand shall pay Landlord the amount, or provide Landlord a replacement Letter of Credit (or amendment to the then-existing Letter of Credit) meeting the foregoing criteria, that will restore the Security Deposit to its original amount.  Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit and the Letter of Credit and the Cash Proceeds shall be deemed to be applied first to the obligations of Tenant arising for periods prior to the filing of such proceedings.  Tenant hereby waives the provisions of any law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.  The Security Deposit and the Letter of Credit and the Cash Proceeds, after deducting therefrom all amounts to which Landlord has used or applied in accordance with this Lease, or to which Landlord is entitled under the provisions of this Lease, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 60 days after the expiration or earlier termination of this Lease and Tenant’s surrender and yield up of the Premises in accordance with the requirements set forth in this Lease. For the avoidance of doubt, no portion of the Security Deposit and the Letter of Credit and the Cash Proceeds shall be returned to Tenant until both the Lease has terminated and Tenant’s obligations under this Lease have been completely fulfilled as set forth herein, other than obligations which indefinitely survive the expiration of sooner termination of this Lease in accordance with its terms and therefore by their nature are not capable of being satisfied at such time.

If Landlord transfers its interest in the Project or this Lease, Landlord shall either, at Landlord’s election in its sole discretion, (a) with written notice to Tenant (which may follow such transfer), transfer any Security Deposit and the Letter of Credit and the Cash Proceeds then held by Landlord to a person or entity assuming Landlord’s obligations under this Section 6 after deducting therefrom all amounts to which Landlord has used or applied in accordance with this Lease, or to which Landlord is entitled under the provisions of this Lease, or (b) return to Tenant any Security Deposit and the Letter of Credit and the Cash Proceeds  then held by Landlord and remaining after the deductions permitted herein.  Upon such transfer to such transferee or the return of the Security Deposit and the Letter of Credit and the Cash Proceeds to Tenant, Landlord shall have no further obligation with respect to the Security Deposit and the Letter of Credit and the Cash Proceeds, and, in the event of a transfer, Tenant’s right to the return of the Security Deposit and the Letter of Credit and the Cash Proceeds shall apply solely against Landlord’s transferee.

On the 3rd anniversary of the Commencement Date, provided Tenant is not in default under this Lease and no Default has occurred since the Effective Date, the Security Deposit shall be reduced to an

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amount equal to $987,489.25 (the "Reduced Security Deposit").  Subject to the foregoing conditions, on the 3rd anniversary of the Commencement Date, if Tenant provides Landlord with a replacement Letter of Credit in the amount of the Reduced Security Deposit and otherwise in accordance with the requirements of this Section 6, then Landlord shall return the original Letter of Credit then held by Landlord to Tenant promptly after Tenant's delivery of such replacement Letter of Credit (or reasonably cooperate to amend the existing Letter of Credit pursuant to the foregoing provisions by deliveries in escrow).  If Landlord returns to Tenant any portion of the Security Deposit in accordance with this Section, then from and after the date such monies are returned to Tenant, the "Security Deposit" shall be deemed to be the Reduced Security Deposit for all purposes of this Lease.

7.Use.  The Premises shall be used solely for the Permitted Use set forth in the basic lease provisions on page 1 of this Lease, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants, requirements and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof (collectively, “Legal Requirements” and each, a “Legal Requirement”), including, without limitation, (i) the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”), and (ii) all restrictions, requirements and provisions set forth in the record documents identified in Section 44 and/or imposed by Governmental Authorities (as defined in Section 9) having jurisdiction, including, without limitation, those related to the historical significance of, and historical activity on, the Project.  However, the foregoing shall not be construed to impose any obligation on Tenant to make any structural alteration to the Premises or the Building unless and to the extent triggered by (a) any specific use or specific manner of use by Tenant (as opposed to laboratory and office use generally) or (b) any Alterations by Tenant.  Tenant shall, upon 5 days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority having jurisdiction to be a violation of a Legal Requirement.  Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk (in a situation where Landlord on a reasonable and non-discriminatory basis considers the use to be unusually hazardous or inappropriate for the Building due to its risk profile), or cause the disallowance of any sprinkler or other credits.  Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar state or local law, regulation, code or ordinance.  Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s specific use or nature of use and/or occupancy of the Premises (as opposed to laboratory and office use generally).  Tenant will use the Premises in a commercially reasonable, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises beyond ordinary wear and tear for the Permitted Use or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose.  Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project.  Tenant shall not place any machinery or equipment weighing 500 pounds or more in or upon the Premises or transport or move such items through the Common Areas of the Project or in the Project elevators without the prior written consent of Landlord, and then in accordance with Landlord’s reasonable and uniform rules and regulations therefor.  Except as may be provided under the Work Letter, Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the capacity of the Project as of the Commencement Date, as proportionately allocated to the Premises based upon Tenant’s Share of Operating Expenses as usually furnished for the Permitted Use.

Tenant acknowledges that Landlord may, but shall not be obligated to, seek to obtain Leadership in Energy and Environmental Design (LEED), WELL Building Standard, or other similar “green” certification (“Green Standards”) with respect to the Project and/or the Premises, and Tenant agrees to reasonably cooperate with Landlord, and to provide such information and/or documentation as Landlord may reasonably request, in connection therewith.  Tenant shall have no responsibility for costs or expenses incurred by Landlord to initially obtain Green Standards, but Tenant hereby acknowledges that Landlord’s

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costs or expenses incurred to maintain any obtained Green Standards shall be included as part of Operating Expenses, subject to and upon the terms and provisions contained in Section 5 hereof.

8.Holding Over.  If, with Landlord’s express written consent, Tenant retains possession of the Premises after the expiration or earlier termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent, and (iv) all other payments shall continue under the terms of this Lease.  If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to 150% of the Rent in effect during the last 30 days of the Term, and (B) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over once Tenant’s holding over exceeds 30 days.  No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises.  Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

9.Taxes.  Except as set forth below in this Section 9, Landlord shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes:  (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project.  Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes.  Taxes shall be deemed payable over the longest period permitted by the taxing authority, irrespective of any election by Landlord to pay the same over a shorter time period.  Taxes shall not include any income taxes imposed on Landlord except to the extent such income taxes are in substitution for any Taxes payable hereunder, and Taxes shall also not include any estate, franchise, inheritance or transfer taxes of any kind or nature (all of which shall be paid by Landlord at its sole cost and expense).  If any such Tax is levied or assessed directly against Tenant, then (to the extent such Tax has not already been paid by Tenant as part of Operating Expenses or otherwise) Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require.  Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant, to the extent not otherwise paid by Tenant as part of the Taxes included by Landlord in Operating Expenses.  If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises (other than the Landlord’s Work), whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time equitably allocates Taxes to all tenants in the Project, and the Taxes are not otherwise part of the Taxes paid by Tenant as part of Operating Expenses or otherwise, Landlord shall have the right, but not the obligation, to pay such Taxes, and the amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord within thirty (30) days following Landlord’s written invoice

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therefor, accompanied by commercially reasonable backup documentation therefor.  Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error.

10.Parking.  Subject to all applicable Legal Requirements, Force Majeure (as defined in Section 34 below), a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder (including, without limitation Landlord’s rights set forth in Section 45(o)), Tenant shall have the right to park, at a rate of 2.5 cars per 1,000 rentable square feet of the Premises, in those areas of the Project designated by Landlord for non-reserved parking, subject to Landlord’s rules and regulations.  Such parking shall be on a first-come-first-served, non-exclusive basis.  Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project.  Landlord reserves the right, but not the obligation, to reasonably dictate, by written notice to Tenant, specific locations of the Project that Tenant is permitted to use for its parking rights under this Section 10.  If, at any time during the Term, the Project is subject to a transportation demand management plan imposed or requested by or otherwise through agreement with a governmental authority or quasi-governmental authority (“TDMP”) setting forth requirements related to parking at the Project, Tenant (at its sole cost and expense) shall comply with such TDMP provided its parking ratio is not diminished thereby and the TDMP is non-discriminatory.

11.Utilities, Services.

(a)Utilities, Janitorial Services.  Landlord shall provide, subject to the terms of this Section 11, (i) water, electricity, heating and air conditioning, fire alarm, light, power, sewer, and other utilities (including gas and fire sprinklers to the extent the Building is plumbed for such services) (collectively, “Utilities”) to the Building and (ii) refuse and trash collection and janitorial services for the Common Areas (including the restrooms on any multi-tenant floors), the office portion of the Premises, and the restrooms within the Premises (i.e. the restrooms on the 4th and 5th floors so long as the entire rentable area on each such floor is leased by Tenant) (collectively, “Janitorial Services”).  The Utilities will be installed as set forth in the Work Letter.  Landlord’s contract with its janitorial service provider shall provide for the janitorial specifications for the office portion of the Premises and restrooms within the Premises to be at least those set forth on Exhibit I.  Landlord shall pay, subject to Tenant’s reimbursement obligation or inclusion of such costs as Operating Expenses, for all Utilities used on the Premises, all maintenance charges for Utilities imposed by the applicable Utility provider(s), and any storm sewer charges or other similar charges for Utilities (without mark-up), and any taxes, penalties, surcharges or similar charges thereon, as well as the cost for Janitorial Services.  Landlord may cause, at Landlord’s sole cost and expense, any Utilities to be separately metered or charged directly to Tenant by the provider.  Tenant shall pay directly to the Utility provider, prior to delinquency, any separately metered Utilities and services which may be furnished to Tenant or the Premises during the Term.  Landlord may cause, at Tenant’s expense, the Janitorial Services to be separately charged or charged directly to Tenant by the provider.  Tenant shall pay directly to the Janitorial Services provider, prior to delinquency, any separately charged Janitorial Services.  Tenant shall pay, as part of Operating Expenses, its share of all charges for jointly metered Utilities based upon consumption and all charges for Janitorial Services provided by Landlord to the Premises that are not separately charged, as reasonably determined by Landlord.  No interruption or failure of Utilities or Janitorial Services, from any cause whatsoever other than Landlord’s willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or the abatement of Rent.  Tenant agrees to limit use of water and sewer by Tenant and its employees, guests, and invitees in the Common Areas to normal restroom use.  To the extent such services are not provided by Landlord as a part of the Janitorial Services, Tenant shall be responsible for obtaining and paying for its own janitorial services for the Premises.  Utilities and access to the Premises by elevator shall be available to the Premises 24 hours per day, 7 days per week, except in the case of emergencies, as the result of Legal Requirements, the failure of any Utility provider to provide such Utilities, the performance by Landlord or any Utility provider of any installation, maintenance or repairs, or any other temporary interruptions.  Landlord hereby agrees to use commercially reasonable efforts to minimize the duration and extent of any such unavailability, to the extent within Landlord’s reasonable control.  Upon not less than 45 days prior written notice to Landlord, Tenant may elect to take over the Janitorial Services within the Premises, provided that Tenant maintains the same in a first-class manner.  In the event Tenant makes such election, from and after the date that Tenant actually

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provides such services, Landlord shall no longer include the cost of such services as part of Operating Expenses.  If Tenant fails to provide such Janitorial Services in a first class manner, then (in addition to Landlord’s other remedies for a Tenant default) Landlord shall be permitted to resume providing such services upon prior written notice to Tenant, in which event the cost of such services shall once again be included as part of Operating Expenses.

(b)Service Interruptions.  Notwithstanding anything to the contrary set forth herein, if (i) a stoppage of an Essential Service (as defined below) to the Premises shall occur and such stoppage is due solely to the gross negligence or willful misconduct of Landlord or any of its employees and not due in any part to any act or omission on the part of Tenant or any Tenant Party or any matter beyond Landlord’s reasonable control (any such stoppage of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than 5 consecutive business days after Landlord shall have received written notice thereof from Tenant, and (iii) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially and adversely affected, then there shall be an abatement of one day’s Base Rent for each day during which such Service Interruption continues after such 5 business day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Base Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises.  The rights granted to Tenant under this paragraph shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide services, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services.  For purposes hereof, the term “Essential Services” shall mean the following services:  HVAC service, access, water, sewer (but excluding the Acid Neutralization System) and electricity (as well as gas if provided), but in each case only to the extent that Landlord has an obligation to provide same to Tenant under this Lease.

(c)Emergency Generators.  Landlord’s sole obligation for either providing emergency generators or providing emergency back-up power to Tenant shall be: (i) to provide emergency generators with not less than the capacity of the emergency generators located in the Building and available for use by Tenant as of the Commencement Date (which will be designed to have a capacity of at least 4 watts per rentable square foot of the Premises) (Tenant acknowledging that such generator(s) will serve both Tenant and other tenants, and one or more other generators may be designated for the exclusive use of others from time to time during the Term), and (ii) to contract with a third party having appropriate expertise to maintain the emergency generators as per the manufacturer’s standard maintenance guidelines, and to use commercially reasonable efforts to cause such third party to maintain such emergency generators in good working order, condition and repair.  Except as otherwise provided in the immediately preceding sentence, Landlord shall have no obligation to provide Tenant with operational emergency generators or back-up power or to supervise, oversee or confirm that the third party maintaining the emergency generators is maintaining the generators as per the manufacturer’s standard guidelines or otherwise.  During any period of replacement, repair or maintenance of the emergency generators when the emergency generators are not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall use commercially reasonable efforts to minimize the duration of such inoperability, but shall not have any obligation to provide Tenant with an alternative back-up generator or generators or alternative sources of back-up power.  Tenant acknowledges and agrees that (x) in connection with the proper verification of loads and maintenance of the emergency generators, that power will need to be transferred during routine testing, and (y) Tenant is responsible for reasonably cooperating with Landlord or Landlord’s third party contractor with respect to scheduling such routine tests and checking its own equipment loads as it operates during load transfer periods.  Tenant expressly acknowledges and agrees that Landlord does not guaranty that such emergency generators will be operational at all times or that emergency power will be available to the Premises when needed.

(d)Usage Data.  Tenant agrees to provide Landlord with access to Tenant’s water and/or energy usage data on a monthly basis, either by providing Tenant’s applicable utility login credentials to Landlord’s Measurabl online portal, or by another delivery method reasonably agreed to by Landlord and

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Tenant. The costs and expenses incurred by Landlord in connection with receiving and analyzing such water and/or energy usage data (including, without limitation, as may be required pursuant to applicable Legal Requirements) shall be included as part of Operating Expenses.

(e)Acid Neutralization System.  Landlord shall provide Tenant with access to and use of an acid neutralization system (“Acid Neutralization System”) for wastewater discharge pursuant to the terms and conditions of this Lease.  Tenant acknowledges and agrees that the Acid Neutralization System shall be shared with other tenants of the Building and/or the Project, as applicable.  Tenant shall pay its share of ongoing operation costs of the Acid Neutralization System as an Operating Expense, as proportionately allocated by Landlord among Tenant and other user tenants utilizing the Acid Neutralization System on a pro rata basis, with Tenant’s share based on the ratio of the rentable square footage of the laboratory area of the Premises to the sum of the rentable square footage of the laboratory area of the Premises and the rentable square footage of the laboratory area of the premises of all other tenants using the Acid Neutralization System, as reasonably adjusted by Landlord from time to time by written notice to Tenant to account for variations in and/or following physical change to, or remeasurement of, the laboratory areas of the Premises and the premises of all other tenants using the Acid Neutralization System occurring from time to time.  Upon written request from Tenant, Landlord will provide commercially reasonable back-up documentation therefor. Landlord’s sole obligations for providing the Acid Neutralization System, or any acid neutralization system facilities, to Tenant shall be (the “Acid Neutralization Obligations”) to (i) use reasonable efforts to obtain and maintain the permit required from the Massachusetts Water Resources Authority for wastewater discharge through the Acid Neutralization System (the “Discharge Permit”), provided that Tenant reasonably cooperates with Landlord and provides all information and documents necessary in connection with the Discharge Permit with reasonable promptness following Landlord’s written request therefor; and (ii) contract with a third party to maintain the Acid Neutralization System as operating as per the manufacturer’s standard maintenance guidelines and use commercially reasonable efforts to cause such third party to maintain such the Acid Neutralization System in good working order and repair.  Notwithstanding anything herein to the contrary, if the Acid Neutralization System must be replaced and the cost thereof is not included in such third party maintenance contract, then, Landlord shall replace the Acid Neutralization System, it being acknowledged, however, that Tenant shall be responsible for its share of all costs incurred in connection therewith as an Operating Expense, subject to the provisions of Section 5 hereof.

Tenant shall be solely responsible for the use of the Acid Neutralization System by Tenant and all Tenant Parties, and Tenant shall be jointly and severally responsible for the use of the Acid Neutralization System with the other user tenants (except in the event that Tenant proves that neither Tenant nor any Tenant Party caused, contributed to or exacerbated the matter for which Tenant would otherwise be responsible but for this exception).  Tenant shall use, and cause all Tenant Parties to use, the Acid Neutralization System in accordance with this Lease and in accordance with all applicable Legal Requirements, the Discharge Permit and any permits and approvals from Governmental Authorities for or applicable to Tenant’s use of the Acid Neutralization System.  Tenant shall not take any action or make any omission that would result in a violation of the Discharge Permit or any other permit or Legal Requirements applicable to the Acid Neutralization System.  The scope of the Decommissioning and HazMat Closure Plan (as defined in Section 28 of this Lease) shall include all actions for the proper cleaning, decommissioning and cessation of Tenant’s use of the Acid Neutralization System, and all requirements under this Lease for the surrender of the Premises shall also apply to Tenant’s cessation of use of the Acid Neutralization System by Tenant and the other Tenant Parties, in each case whether at Lease expiration, termination or prior thereto (but Tenant shall not be required to complete the decommissioning of the Acid Neutralization System if other tenants or occupants will continue to use the same after the expiration or earlier termination of the Lease, nor shall Tenant be responsible for or bear any costs of decommissioning arising from the use of the Acid Neutralization System by any party other than Tenant and the Tenant Parties; it being agreed that if multiple tenants use the Acid Neutralization System, then Landlord shall be responsible for completing the decommissioning thereof, and Tenant shall pay to Landlord within thirty (30) days after invoice therefor Tenant’s share of the reasonable, actual costs of decommissioning based on the ratio of the rentable square footage of the laboratory area of the Premises to the sum of the rentable square footage of the laboratory area of the Premises and the rentable square footage of the laboratory

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area in the premises of all other user tenants).  The obligations of Tenant under this Lease with respect to the Acid Neutralization System shall be joint and several with such other tenants as aforesaid, except in the event that Tenant proves that neither Tenant nor any Tenant Party caused, contributed to or exacerbated the matter for which Tenant would otherwise be responsible but for this exception. Without in any way limiting the Acid Neutralization Obligations, Landlord shall have no obligation to provide Tenant with operational emergency or back-up acid neutralization facilities or to supervise, oversee or confirm that the third party maintaining the Acid Neutralization System is maintaining such system as per the manufacturer’s standard guidelines or otherwise.  During any period of replacement, repair or maintenance of the Acid Neutralization System when such system is not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall use commercially reasonable efforts to minimize the duration of such inoperability, but shall have no obligation to provide Tenant with an alternative back-up system or facilities.  Landlord shall use commercially reasonable efforts to provide Tenant with advance notice of any non-emergency work which is anticipated to make the Acid Neutralization System unavailable.  Tenant expressly acknowledges and agrees that Landlord does not guaranty that such Acid Neutralization System will be operational at all times or that such system will be available to the Premises when needed.  Without in any way limiting the Acid Neutralization Obligations, in no event shall Landlord be liable to Tenant or any other party for any damages of any type, whether actual or consequential, suffered by Tenant or any such other person in the event that the Acid Neutralization System or back-up system, if any, or any replacement thereof fails or does not operate in a manner that meets Tenant’s requirements.

12.Alterations and Tenant’s Property.  Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration could reasonably be expected to affect the Structural Items or Building Systems and shall not be otherwise unreasonably withheld, conditioned or delayed.  If Landlord approves any Alterations, Landlord may impose such commercially reasonable conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s sole and absolute discretion.  Any request for approval shall be in writing, delivered not less than 10 business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all contractors, subcontractors or others anticipated to perform work or supplying materials for such Alteration, to the extent then known to Tenant.  However, plans and specifications shall not be required for any Alterations that do not require a building permit.  Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements.  Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with applicable Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by applicable Legal Requirements as a result of any Alterations.  Tenant shall pay to Landlord, as Additional Rent, within 30 days following Landlord’s written invoice therefor, an amount equal to the reasonable out-of-pocket costs incurred by Landlord with respect to each Alteration.  Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law.  Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays to Landlord or others caused by such work, or inadequate cleanup.

Notwithstanding the foregoing, no Landlord approval shall be required for (a) installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13), (b) Alterations which are purely cosmetic in nature (such as paint) and do not exceed $25,000 in any single instance or series of related instances, and (c) Alterations which could not reasonably be expected to affect the Structural Items or any Building Systems and which cost less than $50,000 in any single instance or series of related instances, and less than $150,000 in the aggregate in any period of 12 calendar months. For Alterations expected to cost in excess of $50,000 in

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any single instance or series of related instances, Tenant shall make arrangements reasonably satisfactory to Landlord to assure payment for the completion of all Alterations work free and clear of liens, and shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage including commercial general liability insurance from an insurance company authorized to insure risks in the Commonwealth of Massachusetts, which such insurance shall be in amounts reasonably satisfactory to Landlord to protect Landlord against liability for personal injury or property damage during construction and shall include Landlord as an additional insured thereunder.  Upon  completion of any Alterations, Tenant shall deliver to Landlord:  (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors (other than those holding contracts in connection therewith valued at less than $10,000 in the aggregate; and (ii) “as built” plans for any such Alteration (other than Alterations described in clauses (a) and (b) of this grammatical paragraph).

Except for Removable Installations (as hereinafter defined), all Installations (as hereinafter defined) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term, and shall remain upon and be surrendered with the Premises as a part thereof.  Notwithstanding the foregoing, Landlord shall, at the time of its approval of any such Installation is requested (or, for Alterations not requiring Landlord’s prior consent hereunder, if Tenant otherwise requests that Landlord make the determination prior to Tenant’s proceeding with the same), notify Tenant whether Landlord requires that Tenant remove such Installation upon the expiration or earlier termination of the Term, in which event Tenant shall remove such Installation in accordance with the immediately succeeding sentence (and otherwise Tenant shall not be required to remove the same at the expiration or earlier termination of the Term).  Upon the expiration or earlier termination of the Term, Tenant shall remove (i) all wires, cables or similar equipment which Tenant has installed in the Premises or in the risers or plenums of the Building, (ii) any Installations for which Landlord has given Tenant notice of removal in accordance with the immediately preceding sentence, and (iii) all of Tenant’s Property (as hereinafter defined), and Tenant shall restore and repair any damage caused by or occasioned as a result of such removal, including, without limitation, capping off all such connections behind the walls of the Premises and repairing any holes.  During any restoration period beyond the expiration or earlier termination of the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.  If Landlord is requested by Tenant or any lender, lessor or other person or entity claiming an interest in any of Tenant's Property to waive any lien Landlord may have against any of Tenant's Property, and Landlord consents to such waiver, then Landlord shall promptly provide such waiver (provided the same is on terms and conditions acceptable to Landlord in the exercise of commercially reasonable discretion) and shall be entitled to be paid as administrative rent a fee of $1,000 per occurrence for its time and effort in preparing and negotiating such a waiver of lien.

For purposes of this Lease, (x) “Removable Installations” means any items listed on Exhibit F attached hereto and any items agreed by Landlord in writing to be included on Exhibit F in the future, (y) “Tenant’s Property” means Removable Installations and, other than Installations, any personal property or equipment of Tenant that may be removed without material damage to the Premises that cannot reasonably be (and is) repaired by Tenant, and (z) “Installations” means all property of any kind paid for with the TI Fund (as defined in the Work Letter), all Alterations, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, built-in glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch.

13.Landlord’s Repairs.  Landlord shall, at Landlord's sole expense (and not as an Operating Expense), be responsible for capital repairs and replacements of the roof (not including the roof membrane), exterior walls, structural elements and foundation of the Building (“Structural Items”), unless the need for such repairs or replacements is caused by the act or omission of Tenant or any Tenant Parties, in which case Tenant shall bear the full cost to repair or replace such Structural Items.  Landlord shall (with all related

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costs included as an Operating Expense) be responsible for the routine maintenance and repair of such Structural Items.  Landlord shall (with all related costs included as an Operating Expense, subject to and in accordance with the terms and conditions of Section 5 hereof) maintain, repair and replace the roof membrane and all of the exterior, parking and other Common Areas of the Project, including HVAC, plumbing, fire sprinklers and all other electrical, plumbing, mechanical, HVAC and life safety systems and equipment of the Building serving the Premises and any other portion of the Project (“Building Systems”), but excluding those located in and exclusively serving the Premises, in good working order and repair, reasonable wear and tear and uninsured losses and damages excluded.  Notwithstanding the foregoing, Tenant shall be responsible for the cost to repair all damage to the Structural Items and the Building Systems caused by Tenant, or by any of Tenant, or by any of Tenant’s assignees, sublessees, licensees, agents, servants, employees, invitees and contractors (or any of Tenant’s assignees, sublessees and/or licensees respective agents, servants, employees, invitees and contractors) (collectively, “Tenant Parties”).  Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense, payable within thirty (30) days following Landlord’s written invoice therefor.  Landlord reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed.  Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, give Tenant 24 hours advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements and shall use commercially reasonable efforts to minimize the duration and extent of any such interruption.  Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section 13, after which Landlord shall make a commercially reasonable effort to effect such repair.  Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance.  Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein.  Repairs required as the result of fire, earthquake, flood, hurricane, sinkhole, tornado, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

14.Tenant’s Repairs.  Subject to Section 13 hereof, Tenant, at its sole expense, shall repair, replace and maintain in good condition all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls.  Such repair and replacement may include capital expenditures and repairs whose benefit may extend beyond the Term.  Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure.  If Tenant fails to commence cure of such failure within 10 business days of Landlord’s notice, and thereafter diligently prosecute such cure to completion (not to exceed 60 days in the aggregate), Landlord may perform such work and shall be reimbursed by Tenant within 30 days after written invoice therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant as provided above.  Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.

15.Mechanic’s Liens.  Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 5 business days after Tenant obtains actual notice thereof, at Tenant’s sole cost, and shall otherwise keep the Premises and the Project free from any liens for nonpayment arising out of work performed, materials furnished or obligations incurred by Tenant.  Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be due from Tenant as Additional Rent within 30 days following Landlord’s invoice therefor.  If Tenant shall lease or finance the acquisition of office or lab equipment,

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furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises.  In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.

16.Indemnification.  Tenant hereby indemnifies and agrees to defend, save and hold Landlord, its officers, directors, employees, managers, agents, sub-agents, constituent entities, affiliates and lease signatory(ies) (collectively, “Landlord Indemnified Parties”) harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises, arising directly or indirectly out of use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by the willful misconduct or negligence of Landlord Indemnified Parties.  Landlord Indemnified Parties shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises).  Tenant further waives any and all Claims for injury to Tenant's business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records).  Landlord Indemnified Parties shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party.

17.Insurance.  Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project.  Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project.  Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project.  All such insurance shall be included as part of the Operating Expenses.  The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations).  Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s specific use of the Premises (as opposed to the Permitted Use generally).

Tenant, at its sole cost and expense, shall maintain during the Term:  all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s sole cost and expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with employers liability limits of $1,000,000 bodily injury by accident – each accident, $1,000,000 bodily injury by disease – policy limit, and $1,000,000 bodily injury by disease – each employee; and commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Premises.  The commercial general liability insurance maintained by Tenant shall name Alexandria Real Estate Equities, Inc., and Landlord, its officers, directors, employees, managers, agents, sub-agents, constituent entities, affiliates and lease signatory(ies) (collectively, “Landlord Insured Parties”), as additional insureds; insure on an occurrence and not claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; not be cancelable for nonpayment of premium unless 10 days’ prior written notice shall have been given to Landlord from the insurer; not contain a hostile fire exclusion; contain a contractual liability endorsement; and provide primary coverage to Landlord Insured Parties (any policy issued to Landlord Insured Parties providing duplicate or similar coverage shall be deemed excess over Tenant’s policies, regardless of limits). Copies of such policies (if requested  by Landlord), or certificates of insurance showing the limits of coverage required

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hereunder and showing Landlord as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant prior to (i) the earlier to occur of (x) the Commencement Date, or (y) the date that Tenant accesses the Premises under this Lease, and (ii) each renewal of said insurance.  Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy.  Tenant shall, at least 3 business days prior to the expiration of such policies, furnish Landlord with renewal certificates.

In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to:  (i) any lender of Landlord holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against.  Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage.  The failure of a party to insure its property shall not void this waiver.  Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever.  If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required of new tenants within the Project.

18.Restoration.  If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within 60 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (the “Restoration Period”).  If the Restoration Period is estimated to exceed 12 months (the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction.  In the event the Premises are damages or destroyed and Landlord fails to timely provide such notice of Landlord’s estimate of the Restoration Period, then Tenant may, in its sole and absolute discretion, terminate this Lease by at least sixty (60) days’ prior written notice to Landlord given within 10 days after the expiration of the period for Landlord to give notice of the estimated Restoration Period (but such notice shall be null and void if Landlord delivers its estimate notice within such 60-day period).  Additionally, in the event Landlord’s estimate notice indicates that the Restoration Period for damage or destruction to the Premises is expected to exceed the Maximum Restoration Period, then Tenant shall also have the right to terminate this Lease by written notice to Landlord within thirty (30) days following the date Tenant receives Landlord’s restoration estimate notice.  Unless Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises and/or the Building (with such changes as Landlord may desire), as applicable (excluding the improvements installed by Tenant or by Landlord and paid for solely by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as

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defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”).  If the repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, as extended by Force Majeure, Tenant may, in its sole and absolute discretion, terminate this Lease by at least thirty (30) days’ prior written notice to Landlord given within 15 days following expiration of the Restoration Period (and which notice shall be null and void if Landlord substantially completes the restoration within such 30-day period).

Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure events or to obtain Hazardous Material Clearances, all repairs or restoration not required to be done by Landlord.  Notwithstanding the foregoing, (i) Landlord or Tenant may terminate this Lease if the Premises are damaged during the last 18 months of the Term and Landlord reasonably estimates that it will take more than the lesser of one half of the remaining Term or 3 months to repair such damage or (ii) Landlord may terminate this Lease if the Premises are damaged and insurance proceeds (plus any applicable deductible) are not available for such restoration.  In the event any fire or other casualty renders any material portion of the Premises inaccessible or not reasonably usable for the Permitted Use, Rent shall be abated from the date of such fire or other casualty until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant at no additional cost or expense beyond the Rent set forth in this Lease with other space during the period of repair that is suitable for the temporary conduct of Tenant’s business.  Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate the Lease by reason of damage or casualty loss except as expressly provided herein.

The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19.Condemnation.  If the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would, in Landlord’s reasonable judgment, either prevent or materially interfere with Tenant’s use of the Premises or Landlord’s operation of the Project, then upon written notice by Landlord to Tenant this Lease shall terminate and Rent shall be apportioned as of said date.  If the whole or any material part of the Premises is permanently Taken, and the Taking would, in Tenant’s reasonable judgment, either prevent or materially interfere with Tenant’s use of the Premises, then upon written notice by Tenant to Landlord this Lease shall terminate and Rent shall be apportioned as of said date.  If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as Landlord determines may be fair and reasonable under the circumstances.  Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award.  Tenant shall have the right, to the extent the same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures and personal property, if a separate award for such items is made to Tenant.  Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

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20.Events of Default.  Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a)Payment Defaults.  Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided that, for the first two instances within a 12-month period of Tenant’s failure to pay any amounts due hereunder when due, Tenant shall be in Default only if such failure continues for five (5) business days following written notice from Landlord that Tenant’s payment was not made when due.

(b)Insurance.  Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire (in each case without replacement thereof at least 10 business days prior to such cancellation or termination in compliance with this Lease) or shall be reduced or materially changed so as to not comply with the provisions of this Lease, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least 10 business days before the expiration of the current coverage.

(c)Abandonment.  Tenant shall abandon the Premises (which shall not be deemed to have occurred merely due to Tenant’s cessation of business operations at the Premises, but rather only when Tenant ceases to do business at the Premises and fails to perform within any applicable notice or cure period any of its monetary and non-monetary obligations hereunder or ceases to do business at the Premises and fails to close out and decommission the Premises (including in full compliance with Section 28 of this Lease as it applies to Hazardous Materials and a final Decommissioning and HazMat Closure Plan) within the time periods (promptly following cessation) specified in a Decommissioning and HazMat Closure Plan submitted 90 days prior to such cessation and finalized prior to such cessation, and otherwise in the same manner as required at the end of the Term (which, for the avoidance of doubt, shall not effect a termination of the Lease)).

(d)Improper Transfer.  Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.

(e)Liens.  Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 15 days after Tenant obtains knowledge that such lien has been filed against the Premises.

(f)Insolvency Events.  Tenant shall:  (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry; or (D) be dissolved or otherwise fail to maintain its legal existence.

(g)Estoppel Certificate or Subordination Agreement.  Tenant fails to deliver an executed copy of any document required from Tenant under Sections 23 or 27 within the time periods set forth in such applicable Section.

(h)Other Defaults.  Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in clauses (a) through (g) of this Section 20, and such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant; or Tenant has not commenced such cure within 10 days of Landlord’s written notice and thereafter diligently completed such cure within such 30-day period; provided that such 30-day period shall be extended for Force Majeure events, not to exceed 90 days in the aggregate.  Any notice given under this Section 20(h) hereof shall:  (i) specify the

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alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

21.Landlord’s Remedies.

(a)Performance; Payment; Interest.  If a default by Tenant shall occur in the keeping, observance or performance of any covenant, agreement, term, provision or condition herein contained, Landlord, without thereby waiving such default, may perform the same for the account and at the expense of Tenant (a) immediately or at any time thereafter and with only such notice, if any, as may be practicable under the circumstances in the case of an emergency or in case such default will result in a violation of any Legal Requirement or insurance requirements, or in the imposition of any lien against all or any portion of the Premises or the Project not discharged, released or bonded over to Landlord’s satisfaction by Tenant within the time period required pursuant to Section 15 of this Lease, and (b) in any other case if such default continues after any applicable notice and cure period provided in Section 20.  All reasonable costs and expenses incurred by Landlord in connection with any such performance by it for the account of Tenant and also all reasonable costs and expenses, including attorneys’ fees and disbursements incurred by Landlord in any action or proceeding (including any summary dispossess proceeding) brought by Landlord to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be paid by Tenant to Landlord on demand as Additional Rent.  Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

(b)Late Payment Rent.  Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain.  Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises.  Therefore, if any (i) regularly recurring installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, or (ii) non-regularly recurring Rent due from Tenant is not received by Landlord within 10 days after the date such payment in due, then Tenant shall pay to Landlord an additional sum of 5% of the overdue Rent as a late charge.  The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant.  In addition to the late charge, Rent and other sums not paid when due shall bear interest at the Default Rate from the 5th day after the date due until paid; provided that such interest shall not become due on Tenant’s first instance of late payment in any single period of 12 consecutive months if Tenant makes such payment within 10 days following the date of Landlord’s written notice to Tenant that such payment was not made when due.

(c)Additional Remedies.  Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive (provided Landlord shall only be permitted to recover the same damages once), without any notice or demand whatsoever (except as otherwise expressly provided in Section 21(c)(v) with respect to Landlord’s Lump Sum Election).  No cure in whole or in part of such Default by Tenant after Landlord has taken any action beyond giving Tenant notice of such Default to pursue any remedy provided for herein (including retaining counsel to file an action or otherwise pursue any remedies) shall in any way affect Landlord’s right to pursue such remedy or any other remedy provided Landlord herein or under law or in equity, unless Landlord, in its sole discretion, elects to waive such Default.

(i)This Lease and the Term and estate hereby granted are subject to the limitation that whenever a Default shall have happened and be continuing, Landlord shall have the right, at its election, then or thereafter while any such Default shall continue and notwithstanding the fact that Landlord may have some other remedy hereunder or at law or in equity, to give Tenant written notice of Landlord’s intention to terminate this Lease on a date specified in such notice, which date

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shall be not less than 5 days after the giving of such notice, and upon the date so specified, this Lease and the estate hereby granted shall expire and terminate with the same force and effect as if the date specified in such notice were the date hereinbefore fixed for the expiration of this Lease, and all rights of Tenant hereunder shall expire and terminate, and Tenant shall be liable as hereinafter in this Section 21(c) provided.  If any such notice is given, Landlord shall have, on such date so specified, the right of re-entry and possession of the Premises and the right to remove all persons and property therefrom and to store such property in a warehouse or elsewhere at the risk and expense, and for the account, of Tenant.  Should Landlord elect to re-enter as herein provided or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord shall, subject to Section 21(c)(ii), seek to re-let the Premises or any part thereof for such term or terms and at such rental or rentals and upon such terms and conditions as Landlord may deem advisable, with the right to make commercially reasonable alterations in and repairs to the Premises.

(ii)Landlord shall be deemed to have satisfied its obligation to seek to re-let and mitigate its damages by hiring an experienced commercial real estate broker to market the Premises, directing such broker to advertise and show the Premises to prospective tenants and cooperating with such broker in good faith to secure a replacement tenant or tenants satisfactory to Landlord in its sole discretion.

(iii)In the event of any termination of this Lease as in this Section 21 provided or as required or permitted by law or in equity, Tenant shall forthwith quit and surrender the Premises to Landlord, and Landlord may, without further notice, enter upon, re-enter, possess and repossess the same by summary proceedings, or otherwise as may be permitted by law, and again have, repossess and enjoy the same free of any rights of Tenant, and in any such event Tenant and no person claiming through or under Tenant by virtue of any law or an order of any court shall be entitled to possession or to remain in possession of the Premises.

(iv)If this Lease is terminated or if Landlord shall re-enter the Premises as aforesaid, or in the event of the termination of this Lease, or of re-entry, by or under any proceeding or action or any provision of law by reason of a Default by Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed in this Lease for the payment thereof, amounts equal to the installments of Base Rent and all Additional Rent as they would, under the terms of this Lease become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, or for the whole thereof, but in the event that the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all of Landlord’s expenses incurred in reletting the Premises (including, without limitation, tenant improvement, demising and remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:  Amounts received by Landlord after reletting, if any, shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery by Landlord no in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered by Landlord, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant.  Further, Tenant shall not be entitled to any credit of any kind for any period after the date when the Term of this Lease is scheduled to expire according to its terms.

Actions, proceedings or suits for the recovery of damages, whether liquidated or other damages, under this Lease, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term of this Lease would have expired if it had not been terminated hereunder.

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(v)In addition, Landlord, at its election, notwithstanding any other provision of this Lease, by written notice to Tenant (the “Lump Sum Election”), shall be entitled to recover from Tenant, as and for liquidated damages, at any time following any termination of this Lease, a lump sum payment representing, at the time of Landlord’s written notice of its Lump Sum Election, the sum of:

(A)the then present value (calculated in accordance with accepted financial practice using as the discount rate the yield to maturity on United States Treasury Notes as set forth below) of the amount of unpaid Base Rent and Additional Rent that would have been payable pursuant to this Lease for the remainder of the Term following Landlord’s Lump Sum Election if this Lease had not been terminated, and

(B)all other damages and expenses (including attorneys’ fees and expenses), if any, which Landlord shall have sustained by reason of the breach of any provision of this Lease; less

(C)the net rental revenue that Landlord may expect to obtain for the Premises for the balance of the Term, calculated based on the then present value (calculated in accordance with accepted financial practice using as the discount rate the yield to maturity on United States Treasury Notes as set forth below) of the aggregate net fair market rent plus additional charges payable for the Premises (if less than the then present value of Base Rent and Additional Rent that would have been payable pursuant to this Lease) for the remainder of the Term following Landlord’s Lump Sum Election, calculated as of the date of Landlord’s Lump Sum Election, and taking into account reasonable estimates of the length of time until the space will be leased and rent will commence to be paid, and future costs to relet any then vacant portions of the Premises (except to the extent that Tenant has actually paid such costs pursuant to this Section 21).

Landlord’s recovery under its Lump Sum Election shall be in addition to Tenant’s obligations to pay Base Rent and Additional Rent due and costs incurred prior to the date of Landlord’s Lump Sum Election, and in lieu of any Base Rent and Additional Rent which would otherwise have been due under this Section from and after the date of Landlord’s Lump Sum Election.  The yield to maturity on United States Treasury Notes having a maturity date that is nearest the date that would have been the last day of the Term of the Lease, as reported in The Wall Street Journal or a comparable publication if it ceases to publish such yields, shall be used in calculating present values for purposes of Landlord’s Lump Sum Election.  For the purposes of this Section, if Landlord makes the Lump Sum Election to recover liquidated damages in accordance with this Section, the total Additional Rent shall be computed based upon Landlord’s reasonable estimate of Tenant’s Share of Operating Expenses and other Additional Rent for each 12-month period in what would have been the remainder of the Term of the Lease and any part thereof at the end of such remainder of the Term, but in no event less than the amounts therefor payable for the twelve (12) calendar months (or if less than twelve (12) calendar months have elapsed since the date hereof, the partial year increased to be on an annualized basis) immediately preceding the date of Landlord’s Lump Sum Election.  Amounts of Tenant’s Share of Operating Expenses and any other Additional Rent for any partial year at the beginning of the Term, for the month in which the Lump Sum Election is made, or at the end of what would have been the remainder of the Term shall be prorated.

(vi)Nothing herein contained shall limit or prejudice the right of Landlord, in any bankruptcy or insolvency proceeding, to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any bankruptcy or insolvency proceedings, or to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law, whether such amount shall be greater or less than the excess referred to above.

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(vii)Nothing in this Section 21 shall be deemed to affect the right of either party to indemnifications pursuant to this Lease, which shall be in addition to the remedies set forth in this Section 21.

(viii)If Landlord terminates this Lease upon the occurrence of a Default, Tenant will quit and surrender the Premises to Landlord or its agents, and Landlord may, without further notice, enter upon, re-enter and repossess the Premises by summary proceedings, ejectment or otherwise.  The words “enter”, “re-enter”, and “re-entry” are not restricted to their technical legal meanings.

(ix)If Tenant shall be in default in the observance or performance of any provision of this Lease, and an action shall be brought for the enforcement thereof in which it shall be determined that Tenant was in default, Tenant shall pay to Landlord all reasonable, out of pocket fees, costs and other expenses which may become payable as a result thereof or in connection therewith, including reasonable attorneys’ fees and expenses.

(x)Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental inspection of the Premises as generally described in Section 30(d).

(xi)In the event that Tenant is in breach or Default under this Lease, whether or not Landlord exercises its right to terminate or any other remedy, Tenant shall reimburse Landlord upon demand for any out of pocket costs and expenses that Landlord may incur in connection with any such breach or Default, as provided in this Section 21(c). Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise.  Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability, including without limitation, legal fees and costs Landlord shall incur if Landlord shall become or be made a party to any claim or action instituted by Tenant against any third party, by any third party against Tenant or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant.  However, under no circumstances shall Tenant be liable to Landlord for any consequential or indirect damages (including, without limitation, loss of business or profits) other than as provided in Section 8 hereof, and in no event shall any of Tenant’s officers, directors, shareholders, members, partners or other beneficial owners have any personal liability hereunder.

(d)Except as otherwise provided in this Section 21, no right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or now or hereafter existing.  No waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressly so made in writing by Landlord expressly waiving such provision.  Landlord shall be entitled, to the extent permitted by law, to seek injunctive relief in case of the violation, or attempted or threatened violation, of any provision of this Lease, or to seek a decree compelling observance or performance of any provision of this Lease, or to seek any other legal or equitable remedy.

22.Assignment and Subletting.

(a)General Prohibition.  Without Landlord’s prior written consent subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect.  If Tenant is a corporation, partnership (limited, general or other) or limited liability company (or other business associations), the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 49% or more of the issued and outstanding shares or other ownership interests of such corporation, partnership (limited, general or other) or limited liability company (or other business

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associations) are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities (or other business associations) which were owners thereof at time of execution of this Lease to persons or entities (or other business associations) who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company (or other business associations) at time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22 except as hereinafter provided for Permitted Assignments.  Notwithstanding the foregoing, sales of shares of Tenant actively traded upon a stock exchange or in the over-the-counter market shall not be deemed an assignment hereunder.

(b)Permitted Transfers.  If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Permitted Assignment (as defined below), then at least 15 days, but not more than 120 days, before the date Tenant executes an assignment or sublease (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form (or, at Tenant’s option, the final letter of intent or term sheet therefor, but in such event any consent thereto by Landlord shall be subject to Landlord’s approval of the final assignment or sublease instrument, not to be unreasonably withheld, conditioned or delayed).  Upon Landlord’s written request Tenant shall also provide such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent.  Landlord may, by giving written notice to Tenant within 10 business days after receipt of the Assignment Notice:  (i) grant such consent, (ii) refuse such consent, in its commercially reasonable discretion (provided that Landlord shall further have the right to review and approve or disapprove the proposed form of sublease prior to the effective date of any such subletting), or (iii) in the event Tenant’s request is for an assignment (other than a Permitted Assignment) or a sublease of greater than 50% of the Premises for all or substantially all of the then-remaining Term, terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”).  Without limiting the other grounds upon which it may be commercially reasonable for Landlord to refuse consent, it shall be deemed commercially reasonable for Landlord to refuse consent if (1) the proposed assignee or subtenant (or such party’s affiliates, principals or predecessors) has been requested to take remedial action in connection with Hazardous Materials contamination or Landlord otherwise determines that the proposed assignee’s or subtenant’s use of the Premises presents a risk associated with Hazardous Materials or is not compatible with the Project; (2) the proposed assignee or subtenant is a governmental agency; (3) the proposed assignee or subtenant is engaged in areas of scientific research or other business concerns that are controversial such that Landlord determines the same could reasonably be expected to (a) attract or cause negative publicity for or about the Building or the Project, (b) negatively affect the reputation of the Building, the Project or Landlord, (c) attract protestors to the Building or the Project, or (d) lessen the attractiveness of the Building or the Project to any tenants or prospective tenants, purchasers or lenders; (4) the assignment or sublease is prohibited by Landlord’s lender(s); (5) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (6) the proposed assignee or subtenant, or any entity that, directly or indirectly, controls, is controlled by, or is under common control with the proposed assignee or subtenant, is then an occupant of the Project; (7) the proposed assignee or subtenant is an entity with whom Landlord is negotiating to lease space in the Project; or (8) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would require increased services by Landlord.  If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 10 business days after Landlord’s notice electing to exercise the Assignment Termination, in which event the Assignment Termination shall be null and void.  If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect.  If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice.  No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer.

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Tenant shall pay to Landlord a fee equal to Two Thousand Five Hundred Dollars ($2,500) in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents.

In addition, Tenant shall have the right, upon 30 days’ prior written notice to Landlord (except no such prior notice shall be required where Tenant is subject to applicable securities laws or regulations restricting disclosure, or bound by any applicable confidentiality agreement prohibiting earlier notification; provided that Tenant shall provide Landlord with notice as soon as Tenant is no longer restricted from doing so), to assign this Lease or to sublet all or a portion of the Premises, without obtaining Landlord’s prior written consent, to any affiliate or parent of Tenant or any corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the direct or indirect ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, (ii) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the proposed assignee or sublessee is not less than the greater of the net worth (as determined in accordance with GAAP) of Tenant as of the date of Tenant’s most current quarterly or annual financial statements, and (iii) such assignee or subtenant shall agree in writing to assume all of the terms, covenants and conditions of this Lease (or in the case of a sublease for less than all of the Premises, all of the terms, covenants and conditions of this Lease applicable to the subleased premises thereunder) (each such assignment or sublease being a “Permitted Assignment”).

(c)Additional Conditions.  As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i)that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in Default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii)A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation:  permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks.  Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. Furthermore, neither Tenant nor any such proposed assignee or subtenant is required to include on the list of Hazardous Materials standard office cleaning and office materials (such as, without limitation, toner) in the Premises so long as such materials are stored and used in normal and commercially reasonable quantities for office use and are properly, safely and lawfully stored and used.

(d)No Release of Tenant, Sharing of Excess Rents.  Notwithstanding any assignment or subletting, Tenant shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease.  If the Rent due and payable by

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a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the rental payable under this Lease (excluding however, any Rent payable under this Section) and actual and reasonable brokerage fees, legal costs and any design or construction fees, free rent or other concessions consistent with then-current market conditions directly related to and required pursuant to the terms of any such sublease) (“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 days following receipt thereof by Tenant.  If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

(e)No Waiver.  The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease.  The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(f)Prior Conduct of Proposed Transferee.  Notwithstanding any other provision of this Section 22, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.

23.Estoppel Certificate.  Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that, to Tenant’s knowledge, there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be requested thereon.  Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part.  Tenant’s failure to deliver an executed copy of such statement within such time shall, at the option of Landlord, constitute a Default under this Lease, and, in any event, shall be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

24.Quiet Enjoyment.  So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises and its rights under this Lease against any person claiming by, through or under Landlord.

25.Prorations.  All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

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26.Rules and Regulations.  Tenant and any and all Tenant Parties shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established, modified or amended by Landlord covering use of the Premises and the Project.  The current rules and regulations are attached hereto as Exhibit E.  If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control.  Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner.

In addition to the foregoing, Landlord shall have the right to institute, modify or amend at any time or from time to time reasonable rules and regulations related to Tenant’s use of the Amenities, including by way of example but not limitation, requirements related to reservation systems for conference facilities, designation of permitted caterers or restaurants that may serve any conference facilities, reasonable fees for the use of conference facilities (but not fees charged to Tenant or any of its employees for usage or membership fees for gym facilities), liability waivers for individuals using gyms, and access card entry requirements.  Tenant and any and all Tenant Parties shall comply with all such rules and regulations.

Tenant shall cause all Tenant Parties to comply with all rules and regulations, and shall be responsible for any non-compliance.  Without limiting the foregoing, Tenant will reimburse Landlord for all damages caused by Tenant’s or any Tenant Party’s failure to comply with the provisions of this Section 26 and will also pay to Landlord, as Additional Rent, an amount equal to any increase in insurance premiums caused by such failure to comply.

27.Subordination.  This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the Holder of any such Mortgage.  Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder.  Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof.  Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder.  The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust.

As of the date of this Lease, there is no existing Mortgage encumbering the Project.  If during the Term there is a Mortgage encumbering the Project, Landlord agrees to use commercially reasonable efforts to cause the Holder of the then-current Mortgage to enter into a subordination, non-disturbance and attornment agreement ("SNDA") with Tenant with respect to this Lease.  The SNDA shall be on a form prepared by the Holder; provided, however, that Landlord shall request that Holder make any changes to the SNDA requested by Tenant.  Landlord’s failure to cause the Holder to enter into the SNDA with Tenant (or make any of the changes requested by Tenant) shall not be a default by Landlord under this Lease.

28.Surrender.  Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party and other than any trace amounts, if any, allowed (i.e., not reportable or actionable) under applicable environmental laws and which neither pose a risk to human

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health, safety, or the environment nor have a residual impact on future use of the Premises or the Project for office and/or laboratory purposes, as reasonably determined by Landlord (collectively, “Tenant HazMat Operations”) and released of all Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted.  At least 3 months prior to the surrender of the Premises or such earlier date as Tenant may elect to cease operations at the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact on the Premises or the Project from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy for office and/or laboratory purposes, as reasonably determined by Landlord (the “Decommissioning and HazMat Closure Plan").  Such Decommissioning and HazMat Closure Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant.  In connection with the review and approval of the Decommissioning and HazMat Closure Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall reasonably request.  On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Decommissioning and HazMat Closure Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations.  Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of-pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Decommissioning and HazMat Closure Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000.  Landlord shall have the unrestricted right to deliver such Decommissioning and HazMat Closure Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

If Tenant shall fail to prepare or submit a Decommissioning and HazMat Closure Plan reasonably acceptable to Landlord, or if Tenant shall fail to complete the approved Decommissioning and HazMat Closure Plan, or if such Decommissioning and HazMat Closure Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.

Upon expiration or sooner termination of this Lease, Tenant shall promptly return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant.  Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall, upon 5 Business Days’ written notice given to Tenant be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property.  All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29.Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

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30.Environmental Requirements.

(a)Prohibition/Compliance/Indemnity.  Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated  in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party.  If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in or on the Premises during the Term or any holding over results in contamination of the Premises, the Project and/or any adjacent property or if contamination of the Premises, the Project and/or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents, and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, managers, agents, sub-agents, affiliates and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such contamination (except in the event that Tenant proves that neither Tenant nor any Tenant Party caused, contributed to or exacerbated the matter for which Tenant would otherwise be responsible but for this exception).  This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises, the Building, the Project or any other adjacent property.  Without limiting the foregoing, if the presence of any Hazardous Materials in, on or under the Premises, the Building, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination, Tenant shall promptly take all actions required or appropriate and in accordance with applicable Environmental Requirements at its sole expense as are necessary to return the Premises, the Building, the Project and/or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not reasonably be expected to have any material adverse long-term or short-term effect on the Premises, the Building or the Project.

(b)Business.  Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use.  Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements.  As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”).  Tenant’s Hazardous Materials list is not required to include standard office cleaning and office materials (such as, without limitation, toner) in the Premises so long as such materials are used and stored in normal and commercially reasonable quantities for office use and are properly, safely and lawfully stored and used.  Upon Landlord’s request, or any time that Tenant is required to deliver a Hazardous Materials List to any Governmental Authority (e.g., the fire department) in connection with Tenant’s use or occupancy of the Premises, Tenant shall deliver to Landlord a copy of such Hazardous Materials List.  Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation,

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release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority:  permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks; and a Decommissioning and HazMat Closure Plan (to the extent surrender in accordance with Section 28 cannot be accomplished in 3 months).  Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.  It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(c)Tenant Representation and Warranty.  Tenant hereby represents and warrants to Landlord that Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority).  If Landlord determines that this representation and warranty was not true as of the date of this lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

(d)Inspection by Landlord.  Landlord shall have the right but not the obligation to conduct annual tests and inspections of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use.  Except in the case of emergency, Landlord shall provide reasonable advance notice of such inspection and tests and inspection shall not unreasonably interfere with Tenant’s use of the Premises. Tenant shall be required to pay the reasonable cost of such tests and inspection of the Premises; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and inspection procedures acceptable to Landlord which inspection is certified to Landlord, Landlord shall accept such inspection in lieu of an inspection to be paid for by Tenant.  In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct additional appropriate tests and inspection of the Premises and Project (after, except in the case of emergency, reasonable advance notice and without unreasonable interference with Tenant’s use of the Premises) to determine if contamination has occurred as a result of Tenant’s use of the Premises.  In connection with such inspection, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party.  If contamination has occurred for which Tenant is liable under this Section 30, Tenant shall pay all costs to conduct such tests and inspection.  If no such contamination is found, Landlord shall pay the costs of such inspection (which shall not constitute an Operating Expense).  Landlord shall provide Tenant with a copy of all third party, non-confidential reports and inspection of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement.  Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing and inspection in accordance with Environmental Requirements.  Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

(e)Control Areas.  Tenant shall be allowed to utilize up to its pro rata share of the Hazardous Materials inventory within any control area or zone (located within the Premises), as designated by the applicable building code, for chemical use or storage.  As used in the preceding sentence, Tenant's pro rata share of any control areas or zones located within the Premises shall be determined based on the rentable square footage that Tenant leases within the applicable control area or zone.  For purposes of example only, if a control area or zone contains 10,000 rentable square feet and 2,000 rentable square feet of a tenant's premises are located within such control area or zone (while such premises as a whole contains 5,000 rentable square feet), the applicable tenant's pro rata share of such control area would be 20%.

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(f)Underground Tanks.  Tenant shall have no right to install any underground or other storage tanks at the Project.

(g)Tenant’s Obligations.  Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease.  During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials therein other than any trace amounts, if any, allowed under applicable environmental laws and which neither pose a risk to human health, safety, or the environment nor have a residual impact (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the final Decommissioning and HazMat Closure Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

(h)Definitions.  As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following:  the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder.  As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).  As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

31.Tenant’s Remedies/Limitation of Liability.  Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary).  Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, not to exceed an additional 45 days in the aggregate beyond the time allowed for Landlord’s cure hereunder, or such additional time as is reasonably necessary, including additional time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices.  All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter.  The term “Landlord” in this Lease shall mean only the fee owner for the time being of the Premises.  Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

32.Inspection and Access.  Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose, subject to and in accordance with the provisions of this Section 32.  Landlord and Landlord’s representatives may enter the

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Premises during business hours on not less than 48 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last 12 months of the Term, to prospective tenants or for any other business purpose.  Landlord may erect suitable signs on the Project stating the Premises are available to let (during the last 12 months of the Term) or that the Project is available for sale.  Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially and adversely affects Tenant’s access to the Premises or use or occupancy of the Premises for the Permitted Use.  At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions, provided Landlord reimburses Tenant for its reasonable third-party legal expenses (up to a cap of $3,000 in each instance) in connection therewith.  Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder.  Landlord shall in all events use commercially reasonable efforts to minimize any interference with Tenant’s use of or access to the Premises in connection with any exercise of rights by Landlord under this Section 32.

33.Security.  Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises.  Tenant agrees that Landlord shall not be liable to Tenant for, and, to the fullest extent permitted by law, Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises, Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project.  Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

34.Force Majeure.  Except for Tenant’s obligation to timely pay Rent or any other payment due hereunder (which such obligation shall not under any circumstance be delayed or excused), neither Landlord nor Tenant shall be responsible or liable for delays in the performance of its obligations hereunder (including, without limitation, the obligation, if any, to give any notice pursuant to the Work Letter) when such delay in performance is caused by, related to or arises out of acts of God, sinkholes or subsidence, strikes, labor stoppages, lockouts, or other labor disputes, embargoes, quarantines, declared states of emergency or public health emergencies, pandemics, epidemics, infectious disease, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental decrees, laws, actions, restrictions, orders, limitations, regulations, or controls, regional, state, or national emergencies, delay in inspection by federal, state or local inspectors, officials, or other applicable Governmental Authorities, delay in issuance or revocation of permits, approvals, certificates of occupancy, or entitlements, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and any other causes or events beyond the reasonable control of the obligated party (“Force Majeure”).

35.Brokers.  Landlord and Tenant each represents and warrants that, other than Cushman & Wakefield and CBRE (the “Brokers”), it has not dealt with any broker, agent or other person entitled to a commission, compensation or fee in connection with this transaction.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any broker, agent or other person or entity, other than the Brokers, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.  Landlord shall be responsible for all commissions due to the Brokers arising out of the execution of this Lease subject to and in accordance with the terms of a separate agreement(s) with the Brokers.

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36.Limitation on Landlord’s Liability.  NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY:  (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO:  TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION, TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, MANAGERS, AFFILIATES, AGENTS OR CONTRACTORS.  UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, MANAGERS, AFFILIATES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

37.Severability.  If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby.  It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38.Signs; Exterior Appearance.  Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion (other than as hereinafter provided):  (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the exterior window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, graphics, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises.  At Tenant’s election, to the extent permitted by Legal Requirements, and subject to Landlord’s prior written approval of size, location and design (not to be unreasonably withheld, conditioned or delayed in the case of clause (i)), Landlord shall cause to be installed (at Tenant’s sole cost and expense) the following signage:  (i) suite-entry signage on the entryway or immediately adjacent to such entryway of the Premises, and (ii) Tenant’s pro rata share (as reasonably determined by Landlord) of non-exclusive signage bearing Tenant’s name and logo on the monument sign serving the Building.  Tenant shall provide Landlord with the applicable signs and/or placards to be installed pursuant to the foregoing sentence.  All costs associated with the design, permitting, approval, fabrication, installation, maintenance, and removal (and associated repairs of damage to the Building and/or the monument sign due to Tenant’s signage removal), shall be borne exclusively by Tenant (and shall at Tenant’s option be included in the TI Costs described in the Work Letter).

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39.Right to Expand.

(a)Expansion in the Building.  Tenant shall have the right, but not the obligation, to expand the Premises (the “Expansion Right”) to include any Available Space upon the terms and conditions in this Section.  For purposes of this Section 39(a), “Available Space” shall mean any space on the third floor of the Building which is not occupied by a tenant (but if such space is not occupied by a tenant as of the Commencement Day, then only after initial lease-up of such space) or which is occupied by an existing tenant whose lease is expiring within 6 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space.  If there is any Available Space in the Building, Landlord shall, at such time as Landlord shall elect, so long as Tenant’s rights hereunder are preserved, deliver to Tenant written notice (the “Expansion Notice”) of such Available Space, together with the terms and conditions on which Landlord is prepared to lease Tenant such Available Space.  Tenant shall have 10 business days following delivery of the Expansion Notice to deliver to Landlord written notification of Tenant’s exercise of the Expansion Right, in which event Tenant shall be entitled to lease such Available Space upon the terms and conditions set forth in the Expansion Notice, except that (even if different than the terms of the Expansion Notice), the term for the Available Space shall be coterminous with the Term of this Lease so long as there are at least 48 months remaining in the Base Term of this Lease at the time of Landlord’s delivery of the Expansion Notice.

(b)Amended Lease.  If: (i) Tenant fails to timely deliver notice accepting the terms of an Expansion Notice, or (ii) after the expiration of a period of 30 days from the date Tenant gives notice accepting Landlord’s offer to lease such Available Space and Landlord tenders a draft lease amendment or agreement to Tenant therefor for Tenant’s review (setting forth the terms for the rental of the Available Space consistent with those set forth in the Expansion Notice and otherwise consistent with the terms of this Lease), such lease amendment or lease agreement has not been unconditionally executed by Tenant and delivered to Landlord, then Tenant shall be deemed to have waived its right to lease such Available Space; provided that in the case of clause (i) Tenant’s Expansion Right for such Available Space shall be reinstated if Landlord does not subsequently sign a lease for such Available Space within 12 months of the Expansion Notice to a third-party for at least 93% of the Net Effective Rental Rate offered to Tenant.  For purposes of this paragraph, the “Net Effective Rental Rate” shall mean the annual net rental rate payable to Landlord under a lease net of all tenant inducements (e.g., tenant improvement allowances, rental abatements, moving allowances), with the cost of such tenant inducements, together with interest thereon at a rate of eight percent (8%) per annum, amortized over the term of such lease.

(c)Exceptions.  Notwithstanding the above, the Expansion Right shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i)If Tenant is not then occupying at least two full floors of the Building;

(ii)during the final 24 months of the Base Term (unless Tenant has the right to and validly concurrently exercises its right to extend the Term in accordance with the requirements set forth in Section 40 hereof);

(iii)during any period of time that Tenant is in Default under any provision of the Lease; or

(iv)if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12-month period prior to the date on which Tenant seeks to exercise the Expansion Right.

(d)Termination.  The Expansion Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Expansion Right, if, after such exercise, but prior to the commencement date of the lease of such Available Space, (i) Tenant fails to timely cure any default by Tenant under the Lease and a Default arises on account thereof; or (ii) Tenant has

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Defaulted 3 or more times during the period from the date of the exercise of the Expansion Right to the date of the commencement of the lease of the Available Space, whether or not such Defaults are cured.

(e)Subordinate.  Tenant’s Expansion Rights granted pursuant to Section 39(a) above are and shall remain subject and subordinate to the right of Landlord and/or Landlord’s affiliates (and/or any of their respective affiliates, successors and/or assigns) to occupy all or a portion of the Available Space for its own purposes as a management and/or marketing office and Landlord’s right to elect to use all or a portion of the Available Space for common amenities serving the Project.

(f)Rights Personal.  Expansion Rights are personal to FORMA Therapeutics, Inc. and any assignee pursuant to a Permitted Assignment, and are not otherwise assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease.

(g)No Extensions.  The period of time within which any Expansion Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Expansion Rights.

40.Right to Extend Term.  Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

(a)Extension Right.  Tenant shall have a one-time right (the “Extension Right”) to extend the term of this Lease for 5 years (the “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent, which shall be determined as set forth below, and the Work Letter, which shall not be applicable) by giving Landlord written notice of its election to exercise the Extension Right at least 12 months prior, and no earlier than 24 months prior, to the expiration of the Base Term of the Lease.

(b)Base Rent.  Upon the commencement of the Extension Term, Base Rent shall be payable at the Market Rate (as defined below).  Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of the Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined or determined by arbitration as provided below.  As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Tenant Improvements, Alterations and other improvements) and floor height in Class A laboratory/office buildings in the Project and in the Watertown, Allston, Brighton and West Cambridge markets for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including, without limitation, tenant inducements, views, available amenities (including, without limitation, the Amenities), age of the Building, age of mechanical systems serving the Premises, parking availability, leasing commissions, and allowances or concessions, if any.  Notwithstanding the foregoing, the Market Rate shall in no event be less than 90% of the Base Rent payable as of the date immediately preceding the commencement of the Extension Term increased by the Rent Adjustment Percentage multiplied by such Base Rent.

If, on or before the date which is 180 days prior to the expiration of the Base Term of this Lease, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during the Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 40(c).  Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 40(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for the Extension Term.

(c)Arbitration.

(i)Within 10 business days of Tenant’s deemed election to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and

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escalations that the submitting party believes to be correct (“Extension Proposal”).  If Landlord fails to timely submit an Extension Proposal, Landlord’s original submission will be used for this purpose.  If Tenant fails to timely submit an Extension Proposal, Landlord’s submitted proposal shall determine the Base Rent and escalations for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (defined below) to determine the Market Rate and escalations.  If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator.  If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term.  The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator.  If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii)The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable.  The decision of the single Arbitrator shall be final and binding upon the parties.  The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties.  Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties.  If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made.  After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant.  Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.

(iii)An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and:  (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in Greater Boston, or (B) a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of high tech or life sciences space in Greater Boston, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(d)Rights Personal.  Extension Rights are personal to FORMA Therapeutics, Inc. and any assignee pursuant to a Permitted Assignment, and are not otherwise assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease.

(e)Exceptions.  Notwithstanding anything set forth above to the contrary, Extension Rights shall, at Landlord’s option, not be in effect and Tenant may not exercise any of the Extension Rights:

(i)during any period of time that Tenant is in Default under any provision of this Lease; or

(ii)if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12-month period immediately prior to the date that Tenant intends to exercise an Extension Right, whether or not the Defaults are cured.

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(f)No Extensions.  The period of time within which any Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Rights.

(g)Termination.  The Extension Rights shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease and a Default arises on account thereof; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of an Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.

41.Shuttle Service.  During the Term, Landlord shall provide or otherwise arrange for Shuttle Service to and from the Project on weekdays (subject to weather conditions, holidays, Force Majeure), and Tenant’s employees shall, subject to seating availability, have the right to use such Shuttle Service at all times that such Shuttle Service is in operation and available for use by tenants of the Project.  “Shuttle Service” shall mean shuttle bus service provided or contracted for by Landlord between the Project and various commuting locations in the Watertown/Cambridge/Boston area, as determined by Landlord from time to time.  Landlord shall have the right to adjust the schedule, frequency, and route(s) of the Shuttle Service as it determines based on demand.  No fee shall be charged to any passenger that utilizes the Shuttle Service; provided that all costs of providing such Shuttle Service shall be included as part of Operating Expenses.  Tenant’s use of the Shuttle Service shall be at Tenant’s sole risk, and Tenant hereby acknowledges that Landlord shall have no liability with respect thereto.  Without limiting the foregoing, Tenant shall reimburse Landlord for legal expenses incurred by Landlord on account of any claims brought in bad faith by Tenant’s employees against Landlord or Landlord’s vendor operating the Shuttle Service, arising out of or in connection with the Shuttle Service.

42.Roof Equipment.  As long as Tenant is not in Default under this Lease, Tenant shall have the right, at its sole cost and expense, subject to compliance with all Legal Requirements, to install, maintain, and remove on the top of the roof of the Building (based on Tenant’s proportionate share of the space available on the roof for tenants, as reasonably determined by Landlord) one or more satellite dishes, communication antennae, or other equipment (all of which having a diameter and height reasonably acceptable to Landlord) for the transmission or reception of communication of signals as Tenant may from time to time desire, together with rooftop condensers for cold rooms, mini-split condensers for server room and freezer storage rooks and fume hood fans, and other comparable laboratory equipment as Tenant may request from time-to-time (collectively, the “Roof Equipment”) on the following terms and conditions:

(a)Requirements.  Tenant shall submit to Landlord (i) the plans and specifications for the installation of the Roof Equipment, (ii) copies of all required governmental, quasi-governmental and other permits, licenses, and authorizations that Tenant will and must obtain at its own expense, with the cooperation of Landlord, for the installation and operation of the Roof Equipment, and (iii) an insurance policy or certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance as reasonably required by Landlord for the installation and operation of the Roof Equipment.  Landlord shall not unreasonably withhold, condition or delay its approval for the installation and operation of the Roof Equipment; provided, however, that Landlord may reasonably withhold or condition  its approval if the installation or operation of the Roof Equipment (A) could reasonably be expected to damage the structural integrity of the Building, (B) could reasonably be expected to void, terminate, or invalidate any applicable roof warranty, (C) could in Landlord’s judgment reasonably be expected to interfere with any service provided by Landlord or any tenant of the Building, (D) could reasonably be expected to reduce the leasable space in the Building, or (E) is not properly screened from the viewing public.

(b)No Damage to Roof.  If installation of the Roof Equipment requires Tenant to make any roof cuts or perform any other roofing work, such cuts shall only be made to the roof area of the Building allocated to Tenant by Landlord and only in the manner designated in writing by Landlord; and any such installation work (including any roof cuts or other roofing work) shall be performed by Tenant, at Tenant’s sole cost and expense by a roofing contractor designated by Landlord.  If Tenant or its agents shall cause any damage to the roof during the installation, operation, and removal of the Roof Equipment, such damage

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shall be repaired promptly at Tenant’s expense and the roof shall be restored to the same condition it was in before the damage.  Landlord shall not charge Tenant Additional Rent for the installation and use of the Roof Equipment.  If, however, Landlord’s insurance premium or Tax assessment increases as a result of the Roof Equipment, Tenant shall pay such increase as Additional Rent within thirty (30) days after receipt of a reasonably detailed invoice from Landlord.  Tenant shall not be entitled to any abatement or reduction in the amount of Rent payable under this Lease on account of Tenant being, for any reason, unable to use the Roof Equipment.  In no event whatsoever shall the installation, operation, maintenance, or removal of the Roof Equipment by Tenant or its agents void, terminate, or invalidate any applicable roof warranty.

(c)Protection.  The installation, operation, and removal of the Roof Equipment shall, to the maximum extent permitted by law, be at Tenant’s sole risk.  Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, costs, damages, liabilities and expenses (including, but not limited to, attorneys’ fees) of every kind and description that may arise out of or be connected in any way with Tenant’s installation, operation, or removal of the Roof Equipment, and except to the extent caused by the gross negligence or willful misconduct of Landlord or any of its agents, employees or contractors.

(d)Removal.  At the expiration or earlier termination of this Lease or the discontinuance of the use of the Roof Equipment by Tenant, Tenant shall, at its sole cost and expense, remove the Roof Equipment from the Building.  Tenant shall leave the portion of the roof where the Roof Equipment was located in good order and repair, reasonable wear and tear excepted.  If Tenant does not so remove the Roof Equipment, Tenant hereby authorizes Landlord to remove and dispose of the Roof Equipment and charge Tenant as Additional Rent for all costs and expenses incurred by Landlord in such removal and disposal.  Tenant agrees that Landlord shall not be liable for any Roof Equipment or related property disposed of or removed by Landlord.

(e)No Interference.  Tenant shall not permit the Roof Equipment to interfere with the proper functioning of any telecommunications equipment or devices that have been installed or will be installed by Landlord or for any other tenant or future tenant of the Building.  Tenant acknowledges that existing tenant(s) may have approval rights over the installation and operation of telecommunications equipment and devices on or about the roof, and that Tenant’s right to install and operate the Roof Equipment is subject and subordinate to the rights of such other tenants.  Tenant agrees that any other tenant of the Building that currently has or in the future takes possession of any portion of the Building will be permitted to install such telecommunication equipment that is of a type and frequency that will not cause unreasonable interference to the Roof Equipment.

(f)Relocation.  Landlord shall have the right, at its expense and after 60 days prior notice to Tenant, to relocate the Roof Equipment to another site on the roof of the Building as long as such site reasonably meets Tenant’s sight line and interference requirements and does not unreasonably interfere with Tenant’s use and operation of the Roof Equipment.

(g)Access.  Landlord grants to Tenant the right of ingress and egress on a 24-hour 7-day per week basis to install, operate, and maintain the Roof Equipment.  Before receiving access to the roof of the Building, Tenant shall give Landlord at least 24 hours’ advance written or oral notice, except in emergency situations, in which case 2 hours’ advance oral notice shall be given by Tenant.  Landlord shall supply Tenant with the name and telephone number of the contact individual(s) responsible for providing access during emergencies.

(h)Appearance.  If permissible by Legal Requirements, the Roof Equipment shall be painted the same color as the Building so as to render the Roof Equipment virtually invisible from ground level.

(i)No Assignment.  The right of Tenant to use and operate the Roof Equipment shall be personal to FORMA Therapeutics, Inc. and any assignees of this Lease pursuant to Section 22, and (i) no other person or entity shall have any right to use or operate the Roof Equipment, and (ii) Tenant shall not

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assign, convey, or otherwise transfer to any other person or entity any right, title, or interest in all or any portion of the Roof Equipment or the use and operation thereof.

(j)Acknowledgement.  Tenant hereby acknowledges that (i) the Project is listed as a historic district on the National Register of Historic Places, and is subject to historic preservation restrictions by the instruments identified in Section 44 below, as well as local, state and federal requirements, (ii) as part of Tenant’s obligation to comply with Legal Requirements, the Rooftop Equipment must comply with all such restrictions, and (iii) as a result, Tenant’s ability to utilize the Rooftop Equipment may be frustrated, conditioned or prohibited by such restrictions.

43.Asbestos.

(a)Notification of Asbestos.  Landlord hereby notifies Tenant of the presence of asbestos-containing materials (“ACMs”) and/or presumed asbestos-containing materials (“PACMs”) within or about the Building in the locations identified in Exhibit G.

(b)Tenant Acknowledgement.  Tenant hereby acknowledges receipt of the notification in paragraph (a) of this Section 43 and understands that the purpose of such notification is to make Tenant and any agents, employees, and contractors of Tenant, aware of the presence of ACMs and/or PACMs within or about the Building in order to avoid or minimize any damage to or disturbance of such ACMs and/or PACMs.

___________
Tenant’s Initials

(c)Acknowledgement from Contractors/Employees.  Tenant shall give Landlord at least 14 days’ prior written notice before conducting, authorizing or permitting any of the activities listed below within or about the Premises, and before soliciting bids from any person to perform such services.  Such notice shall identify or describe the proposed scope, location, date and time of such activities and the name, address and telephone number of each person who may be conducting such activities.  Thereafter, Tenant shall grant Landlord reasonable access to the Premises to determine whether any ACMs or PACMs will be disturbed in connection with such activities.  Tenant shall not solicit bids from any person for the performance of such activities without Landlord’s prior written approval.  Upon Landlord’s request, Tenant shall deliver to Landlord a copy of a signed acknowledgement from any contractor, agent, or employee of Tenant acknowledging receipt of information describing the presence of ACMs and/or PACMs within or about the Project in the location of the buildings identified in Exhibit G prior to the commencement of such activities.  Nothing in this Section 44 shall be deemed to expand Tenant’s rights under the Lease or otherwise to conduct, authorize or permit any such activities.

(i)Removal of thermal system insulation (“TSI”) and surfacing ACMs and PACMs (i.e., sprayed-on or troweled-on material, e.g., textured ceiling paint or fireproofing material);

(ii)Removal of ACMs or PACMs that are not TSI or surfacing ACMs or PACMs; or

(iii)Repair and maintenance of operations that are likely to disturb ACMs or PACMs.

44.Disclosure of Encumbrances.

(a)Acknowledgement.  Tenant hereby acknowledges that the Project is a historic site listed on the National Register of Historic Places that was formerly owned and operated by the United States Army for research and production of military weapons and related materials dating back to the mid-1800s, and that such uses included those that impacted the environmental condition of the Project.  Accordingly, the Project is subject to various restrictions related to the historical significance of certain aspects of the Project and environmental contamination of other aspects of the Project.  Tenant has been given the

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opportunity to review all such matters to its satisfaction and Landlord makes no representations, warranties or assurances with respect thereto.

(b)Deed.  Notwithstanding anything contained in this Lease to the contrary, the Premises (and Tenant’s rights therein) are subject to all easements, restrictions and encumbrances now or hereafter of record so long as the same may be in force and effect, including without limitation all easements, restrictions and covenants contained in that certain Quitclaim Deed dated August 20, 1998, recorded with the Middlesex Southern District Registry of Deeds at Book 29012, Page 420, from the United States of America, acting by and through the Secretary of the Army (the “Army”), to the Watertown Arsenal Development Corporation, with respect to the Premises (the “Army Deed”), which Army Deed is incorporated by reference and includes, without limitation, (i) covenants in Part IV of the Army Deed associated with the Army’s obligations under the Federal Facility Agreement between the Army and the United States Environmental Protection Agency and (ii) covenants in Part XI associated with certain historical resources at the Premises.

(c)Environmental Grant.  Notice is hereby given that a Grant of Environmental Restriction and Easement, dated August 11, 1998, pursuant to Massachusetts General Laws Chapter 21E, has been recorded by the Army with the Middlesex Southern District Registry of Deeds at Book 28978, Page 549; as amended by a First Amendment to Grant of Environmental Restriction and Easement, dated February 5, 1999, recorded at Book 29779, Page 359; as affected by a Subordination Agreement, dated March 16, 1999, recorded at Book 29957, Page 104; as further affected by a Subordination Agreement, dated March 24, 1999, recorded at Book 29985, Page 151; as further amended by a Second Amendment to Grant of Environmental Restriction and Easement, dated April 15, 1999, recorded at Book 30066, Page 116; as further affected by a Partial Release of Environmental Restriction and Easement, dated June 10, 1999, recorded at Book 30278, Page 511; as further amended by a Third Amendment to Grant of Environmental Restriction and Easement, dated June 7, 1999, recorded at Book 30278, Page 513; as further amended by a Fourth Amendment to Grant of Environmental Restriction and Easement, dated July 22, 2000, recorded at Book 31682, Page 99; as further amended by a Fifth Amendment to Grant of Environmental Restriction and Easement dated July 14, 2004, and recorded with said Registry of Deeds in Book 44119, Page 1; as affected by a plan entitled “Plan Showing Excavation Areas B, E, and G in Watertown, Massachusetts,” dated February 20, 2002, as revised on September 25, 2002, prepared by Dunn McKenzie, Inc., recorded as Plan No. 1348 of 2004; as further amended by a Sixth Amendment to Grant of Environmental Restriction and Easement dated March 21, 2005, and recorded with said Registry of Deeds in Book 45129, Page 1; as further affected by a plan entitled “Plan Showing Commercial Reuse Area in Watertown, Massachusetts,” dated October 25, 2004, as revised on March 16, 2005, prepared by Dunn McKenzie, Inc., recorded as Plan No. 523 of 2005; as further amended by a Seventh Amendment to Grant of Environmental Restriction and Easement dated August 9, 2006, and recorded with said Registry of Deeds in Book 48562, Page 187; and as further affected by a plan entitled “Plan Showing Commercial Reuse Area in Watertown, Massachusetts,” dated August 16, 2004, as revised on March 16, 2005 and February 10, 2006, prepared by Dunn McKenzie, Inc., recorded as Plan No. 1480 of 2006 (the “Grant”). This restriction on the activities conducted on the Premises and use limitations contained in the Grant are hereby incorporated by reference and shall be independently enforceable by the Army under the Grant as a restrictive covenant and equitable servitude.

(d)Activity and Use Limitations.  Notice is hereby further given that the following three (3) Notices of Activity and Use Limitations, pursuant to Massachusetts General Laws Chapter 21E, have been recorded with the Middlesex Southern District Registry of Deeds: (i) dated August 11, 1998, recorded at Book 28959, Page 92; (ii) dated August 11, 1998, recorded at Book 28959, Page 190, as amended by a First Amendment to Notice of Activity and Use Limitations, dated October 26, 1999, recorded at Book 30801, Page 319, as further amended by a Second Amendment to Notice of Activity and Use Limitations, dated December 9, 2019, recorded at Book 73807, Page 226; and (iii) dated February 4, 1999, recorded at Book 29766, Page 17, as amended by a First Amendment to Notice of Activity and Use Limitations, dated August 19th, 2004, recorded at Book 43589, Page 438, and as further amended by a Second Amendment to Notice of Activity and Use Limitation, dated February 28, 2005, recorded at Book 44737, Page 453 (collectively, the “Notices of AULs”). The restriction on activities conducted on the Premises and use limitations

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contained in the Notices of AULs are hereby incorporated by reference and shall be independently enforceable by the Army as a restrictive covenant and equitable servitude.

45.Miscellaneous.

(a)Notices.  All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above.  Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b)Joint and Several Liability.  If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c)Financial Information.  Tenant shall furnish Landlord  with true and complete copies of (i) Tenant’s most recent audited annual financial statements within 90 days of the end of each of Tenant’s fiscal years during the Term, (ii) Tenant’s most recent unaudited quarterly financial statements within 45 days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term (which such quarterly statements shall be certified by the chief financial officer of Tenant), (iii) at Landlord’s request from time to time, updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, which all of the information furnished to Landlord pursuant to the foregoing clauses (i), (ii) and (iii) shall be treated by Landlord as confidential information belonging to Tenant, (iv) corporate brochures and/or profiles prepared by Tenant for prospective investors, and (v) any other financial information or summaries that Tenant typically provides to its lenders or shareholders.  So long as Tenant is a “public company” and its financial information is publicly available, then the foregoing delivery requirements of this Section 45(c) shall not apply.

(d)Recordation. Landlord shall prepare, and Tenant will execute, a notice of lease in the statutory form containing only the minimum information required by law, which Tenant shall then cause to have recorded in the applicable public record at Tenant’s expense.  After recordation of the notice of lease, Tenant shall promptly deliver a recorded copy to Landlord.  This Lease shall not be filed by or on behalf of Tenant in any public record, except as may be required by law in connection with Tenant’s SEC obligations.

(e)Interpretation.  The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto.  Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.  The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.  Each term and provision of this Lease to be performed and observed by Tenant shall be construed to be both a covenant and a condition.

(f)Not Binding Until Executed.  The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g)Limitations on Interest.  It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease.  If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and

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the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(h)Choice of Law.  Construction and interpretation of this Lease shall be governed by the internal laws of the Commonwealth of Massachusetts, excluding any principles of conflicts of laws.

(i)Time.  Time is of the essence as to the performance of Tenant’s obligations under this Lease.

(j)OFAC.

(i)Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(ii)Landlord and all beneficial owners of Landlord are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of OFAC and the OFAC Rules, (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.  The provisions of this paragraph shall not apply to holders of publicly traded securities on a national exchange.

(k)Incorporation by Reference.  All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof.  If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(l)Entire Agreement.  This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein.

(m)No Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction.  Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

(n)Hazardous Activities.  Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or

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custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses.  In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

(o)Redevelopment of Project.  Tenant acknowledges that Landlord intends to undertake significant renovations and/or construction at the Project, including for lab, office and retail uses and including the creation of one or more Amenities or Amenity buildings or centers.  Landlord expressly reserves the right, in its sole discretion, from time to time to expand, develop, renovate, redevelop, alter, improve, maintain, construct, demolish, relocate and/or reconfigure the Project (or portions thereof) and buildings, Common Areas (including parking and site drives) and other improvements therein, as the same may exist from time to time and, in connection therewith or in addition thereto, as the case may be, from time to time without limitation:  (a) change the shape, size, location, number and/or extent or existence of any improvements, buildings, structures, lobbies, hallways, entrances, exits, parking and/or parking areas; (b) modify, eliminate and/or add any buildings, improvements, and parking structure(s) either above or below grade, from or to the Project, the Amenities or other Common Areas and/or any other portion of the Project and/or make any other changes thereto affecting the same; (c) amend any existing land use and zoning approvals for the Project (including, without limitation, any special permit applicable to the Project) and seek additional approvals, relief or zoning amendments in connection with any future expansion, development, renovation, redevelopment, alteration, demolition, relocation, improvement, operation, maintenance or repair of the Project (including, without limitation, the Common Areas); and (d) make any other changes, additions and/or deletions in any way affecting the Project and/or any portion thereof as Landlord may elect from time to time, including without limitation, creation and/or elimination of, and/or additions to and/or deletions from, the land comprising the Project, the Amenities or other Common Areas and/or any other portion of the Project; provided that the result of such changes, additions and/or alterations shall not unreasonably interfere with Tenant’s access to the Premises or modify the Permitted Use in a manner detrimental to Tenant’s use of the Premises.  Landlord shall have the right, in connection with such contemplated activities, to subject the Project and its appurtenant rights to easements for the construction, reconstruction, alteration, demolition, relocation, improvement, operation, repair or maintenance of elements thereof, for access and egress, for parking, for the installation, maintenance, repair, replacement or relocation of utilities serving the Project, and to subject the Project to such other rights, agreements, and covenants for such purposes as Landlord may determine; provided that such rights, agreements, and covenants do not unreasonably interfere with Tenant’s access to the Premises and do not change Tenant’s Permitted Use of the Premises or result in a permanent discontinuance or permanent material adverse effect on the provision of utilities.  This Lease shall be subject and subordinate to all such matters.  For the avoidance of doubt, however, Landlord shall have no obligation to undertake any action described in this Section 45(o), and Tenant is not entering into this Lease in reliance of Landlord making any alteration to the Project or any other action described in this Section 45(o).

Tenant hereby agrees that this Lease shall be subject and subordinate to any expansion, development, renovation, redevelopment, alteration, improvement, maintenance, demolition, relocation and/or reconfiguration activity, or any other matter set forth in this Section 45(o), and, in connection with such activity or matter, Landlord may, from time to time, cause the rentable square footage of the Premises, the Building and/or the Project to be remeasured by Landlord’s architect in accordance with BOMA Modified.  Neither Tenant nor any affiliate of Tenant shall take any action, directly or indirectly, to oppose any of the foregoing activities by Landlord or its affiliates.  Landlord and its agents, employees, licensees and contractors shall also have the right to undertake work pursuant to any actions contemplated above; to shore up the foundations and/or walls of the Building (or any other structures within the Project); to erect scaffolding and protective barricades around, within or adjacent to the Building (or any other structures within the Project); to close off Common Areas; and to do any other act necessary for the safety of the Building (or any other structures within the Project) or the expeditious completion of such work. Tenant acknowledges that construction noise, vibrations and dust, and alterations of traffic patterns or parking, associated with construction activities are to be expected during the course of such construction. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no right to cancel or

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terminate this Lease and Landlord shall not be liable to Tenant for any damages, compensation or reduction of Rent by reason of (i) inconvenience or annoyance or for loss of business resulting from any act by Landlord pursuant to this Section 45(o) (unless, and only to the extent, the same constitutes a Service Interruption of Essential Services that gives rise to abatement of rent in accordance with Section 11(b) herein), or (ii) any changes, expansion, renovation or reconfiguration of the Project; nor shall Tenant have the right to restrict, inhibit or prohibit any such changes, expansion, renovation or reconfiguration; provided, however, Landlord shall (x) not unreasonably interfere with Tenant’s access to the Premises in light of the circumstances or shall not change Tenant’s Permitted Use of the Premises, (y) provide Tenant with reasonable advance notice of any planned interruption of utilities and reasonably coordinate with Tenant in an effort to minimize any disruption to Tenant’s operations resulting from same, and (z) in all other respects comply with the provisions of this Lease.

(p)Discontinued Use.  If, at any time following the Commencement Date, Tenant does not continuously operate its business at the Premises for a period of 90 consecutive days and, prior to the conclusion of such 90-day period, has failed to close out and decommission the Premises (including in full compliance with Section 28 of this Lease and a final Decommissioning and HazMat Closure Plan) in the same manner as required at the end of the Term (it being understood, however, that such close out and decommissioning shall not effect a termination of the Lease), then Landlord may, but is not obligated to, elect to terminate this Lease upon 30 days’ written notice to Tenant, whereupon this Lease shall terminate 30 days’ after Landlord’s delivery of such written notice (“Termination Date”) unless prior to such time Tenant has performed its obligations under Section 28, and Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of this Lease on or before the Termination Date and Tenant shall have no further obligations under this Lease except for those accruing prior to the Termination Date and those which, pursuant to the terms of the Lease, survive the expiration or early termination of the Lease.

(q)Counterparts.  This Lease may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this Lease and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

(r)Prevailing Party’s Fees.  In the event that either party should bring suit or commence any suit or proceeding related to this Lease, then all reasonable costs and expenses, including reasonable attorneys’ fees and expert fees, incurred by the prevailing party relating to such legal action shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

[ Signatures on next page ]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:
FORMA THERAPEUTICS, INC.,
a Delaware corporation
By:	/s/ Jeannette Potts
Name:	Jeannette Potts
Title:	General Counsel and Corp. Secretary

LANDLORD:
ARE-MA Region No. 75, LLC,
a Delaware limited liability company
By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership, managing member
	By:	ARE-QRS Corp.,
a Maryland corporation, general partner
		By:	/s/ Kristen Childs
		Name:	Kristen Childs
		Title:	Vice President, RE Legal Affairs

[Signature Page to Lease Agreement]

Building 39 (AOTC) / Forma Therapeutics – Ex. A

EXHIBIT A

DESCRIPTION OF PREMISES

[Attached]

Building 39 (AOTC) / Forma Therapeutics – Ex. B

EXHIBIT B

DESCRIPTION OF PROJECT

A certain parcel of land with the buildings thereon situated on the Southerly side of Arsenal Street in Watertown, Middlesex County, Massachusetts and being shown as Lot 1 on a plan entitled “Plan of Land in Watertown, Massachusetts” dated June 19, 1997, prepared by Dunn-McKenzie, Inc. and recorded with the Middlesex South Registry of Deeds on August 5, 1998 as Plan No. 832 in Book 28930, Page 478, bounded and described as follows:

Beginning on the southerly sideline of Arsenal Street at the Northwesterly corner of Arsenal Associates Land being the Northeasterly corner of Lot 1 on the easterly sideline of Talcott Street (a private road); thence

SOUTH 13° 53’-39” WEST	a distance of 737.70 feet by Arsenal Associates and Town of Watertown land to an angle in said property; thence
SOUTH 11° 42’-25” EAST	a distance of 2.67 feet to a corner of Lot 2; thence
NORTH 76° 03’-07” WEST	a distance of 438.96 feet through a granite bound to a Hex-rod (set) for a corner; thence
SOUTH 19° 17’-48” WEST	a distance of 125.38 feet to an Iron Rod (set) for a corner; thence
SOUTH 50° 21’-36” WEST	a distance of 163.25 feet to an Iron Rod (set) at North Beacon Street on curve for a corner; thence
NORTHWESTERLY	on a curve to the right having a radius of 586.00 feet, an arc distance of 160.79 feet to the point of tangency; thence
NORTH 20° 36’-23” WEST	a distance of 292.07 feet to the point of curvature; thence
NORTHWESTERLY	on a curve to the left having a radius of 627.44 feet, an arc distance of 465.40 feet to the point of tangency; thence
NORTH 63° 06’-20” WEST	a distance of 707.76 feet to a slight angle break; thence
NORTH 63° 43’50” WEST	a distance of 101.12 feet to a corner of land of Burnham Manning Post #1105-Veterans of Foreign Wars of U.S.A., Inc. the last five courses being by North Beacon Street; thence
NORTH 25° 59’-00” EAST	a distance of 435.94 feet to a corner of Arsenal Street; thence
SOUTH 69° 39’-19” EAST	a distance of 1455.13 feet to a Stone Bound at a slight angle break; thence
SOUTH 68° 05’-21” EAST	a distance of 451.60 feet to a corner at the point and place of beginning, the last two courses being by Arsenal Street.

Lot 1 contains 1,281,841 square feet (29.42 Acres) more or less.

Building 39 (AOTC) / Forma Therapeutics – Ex. C

EXHIBIT C

WORK LETTER

This WORK LETTER dated as of September 14, 2020 (this "Work Letter") is made and entered into by and between ARE-MA REGION NO. 75, LLC, a Delaware corporation ("Landlord"), and FORMA THERAPEUTICS, INC., a Delaware corporation ("Tenant"), and is attached to and made a part of the Lease Agreement dated as of September 14, 2020 (the "Lease"), by and between Landlord and Tenant.  Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.General Requirements.

(a)Tenant's Authorized Representative.  Tenant designates James O’Connell and Paul Kelly, Sr., and either such individual acting alone (each, a "Tenant's Representative") as the only persons authorized to act for Tenant pursuant to this Work Letter.  Landlord shall not be obligated to respond to or act upon, and shall not rely upon, any request, approval, inquiry or other communication ("Communication") from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant's Representative.  Tenant may change Tenant's Representative and/or designate one or more persons as an additional Tenant’s Representative at any time by written notice to Landlord.  Neither Tenant nor Tenant's Representative shall be authorized to direct Landlord's contractors in the performance of Landlord's Work (as hereinafter defined).

(b)Landlord's Authorized Representative.  Landlord designates Tim White and Suzie Markin (either such individual acting alone, "Landlord's Representative") as the only persons authorized to act for Landlord pursuant to this Work Letter.  Tenant shall not be obligated to respond to or act upon, and shall not rely upon, any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord's Representative.  Landlord may change either Landlord's Representative at any time by written notice to Tenant.  Landlord's Representative shall be the sole persons authorized to direct Landlord's contractors in the performance of Landlord's Work.

(c)Architects, Consultants and Contractors.  Landlord and Tenant hereby acknowledge and agree that: (1) the Landlord’s Work (including the Tenant Improvements) shall be undertaken on a design-build basis and be “open-book”, and (2)(i) The Richmond Group shall be the general contractor for the Landlord’s Work (including the Tenant Improvements), (ii) any subcontractors for the Landlord’s Work (including the Tenant Improvements) shall be selected by Landlord, and (iii) Olson Lewis + Architects shall be the architect for the Landlord’s Work (including the Tenant Improvements) (the "TI Architect"); provided that Landlord shall have the right to replace The Richmond Group and Olson Lewis + Architects, provided that any replacement for Olson Lewis + Architects shall be subject to Tenant’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed).

2.Tenant Improvements.

(a)Tenant Improvements Defined.  As used herein, "Tenant Improvements" shall mean all improvements to the Project of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Section 2(c) below.  Other than Landlord's Work (as defined in Section 3(a) below), Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant's use and occupancy.

(b)Tenant's Space Plans.  Tenant has delivered to Landlord, and Landlord has approved, the schematic drawings and outline specifications attached to this Work Letter as Schedule 1 (the "TI Design Drawings") detailing Tenant's requirements for the Tenant Improvements.

Building 39 (AOTC) / Forma Therapeutics – Ex. C

(c)Working Drawings; Budgeting; Value Engineering.  Landlord shall deliver to Tenant for review and comment plans, specifications and drawings and a budget for the Tenant Improvements at each of 3 phases (conceptual/space plan phase, schematic design phase, and construction drawing phase) (each, a “Review Phase”), such delivery for each Review Phase to be made at the time set forth in Schedule 4 attached to this Work Letter; provided that the prior Review Phase(s) were completed by the time(s) set forth in Schedule 4.  Tenant shall deliver its written comments (including any value engineering comments) on the plans, specifications and drawings and budget for each Review Phase to Landlord not later than 10 business days after Tenant's receipt of the same (and not later than 5 business days for a resubmittal after Landlord’s response).  Any delay to the completion of the design or performance of Landlord’s Work resulting from a change requested by Tenant which is a deviation from the previously approved plans, specifications or drawings will constitute a Tenant Delay.  Landlord, the TI Architect, and the general contractor, as applicable, shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Tenant how Landlord proposes to respond to such comments (including how it proposes to revise the plans, specifications and drawings and/or the budget), but if Tenant's review rights pursuant to the foregoing sentence delay the design or construction schedule for the Tenant Improvements, and any such delay in the completion of the plans, specifications and drawings, the Budget, or Landlord’s Work (including the Tenant Improvements) shall result in a Tenant Delay in accordance with this Work Letter.  For the avoidance of doubt, if the plans, specifications and drawings and the budget for any Review Phase are not completed by the date specified therefor in Schedule 4, then the same shall constitute a Tenant Delay without further notice from Landlord, provided the date in Schedule 4 shall be extended by the number of days, if any, that Landlord is late in responding to Tenant’s comments pursuant to the preceding sentence or (unless due to the prior phases not being timely completed) in providing the initial draft for the applicable Review Phase.  Any of Tenant’s value engineering efforts that result in a Change must be requested and instituted in accordance with the provisions of Section 4 of this Work Letter.  The approved final construction plans, specifications and drawings for the Tenant Improvements resulting from the third Review Phase shall be referred to herein as the “TI Construction Drawings”.  Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements.  The approved final GMP breakdown by trade of the budgeted third-party costs incurred or that will be incurred in connection with the design and construction of the Tenant Improvements resulting from the foregoing design and budgeting process, and as the same may be revised during the construction process, shall be referred to herein as the “Budget”.   Any disputes in connection with Tenant’s design comments shall be resolved in accordance with Section 2(d) hereof.  Once approved by Tenant, subject to the provisions of Section 4 below, Landlord shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(b) below).

(d)Approval and Completion.  Landlord shall not commence construction of the Tenant Improvements until Tenant has approved the TI Construction Drawings and the Budget for the Tenant Improvements pursuant to Subsection (c) above.  It is hereby acknowledged by Landlord and Tenant that the TI Construction Drawings and the Budget must be completed and approved not later than December 11, 2020, in order for the Landlord's Work to be Substantially Complete by the Target Commencement Date (as defined in the Lease).  Any delay to that schedule due to changes or comments to the TI Construction Drawings and the Budget requested by Tenant, due to value engineering or otherwise, will be a Tenant Delay.  Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord's and Tenant's positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant's decision will not affect the Structural Items or any Building Systems or the project schedule, or if it does affect the project schedule the same shall be deemed a Tenant Delay as determined by Landlord. Any changes to the TI Construction Drawings following Landlord's and Tenant's approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

Building 39 (AOTC) / Forma Therapeutics – Ex. C

3.Performance of Landlord's Work.

(a)Definition of Landlord's Work.  As used herein, "Landlord's Work" shall mean (a) the work of constructing the Tenant Improvements and (b) the work of completing the improvements identified as “Base Building Delivery Condition” on the matrix attached hereto as Schedule 2. As of the Effective Date, the plans for Landlord’s Work remain in development and the working version of such plans are attached hereto as Schedule 3. Tenant shall be solely responsible for ensuring that the design and specifications for Landlord’s Work are consistent with Tenant’s requirements.  Landlord shall be responsible for obtaining all permits, approvals and entitlements necessary for Landlord’s Work, but shall have no obligation to, and shall not, secure any permits, approvals or entitlements related to Tenant’s specific use of the Premises or Tenant’s business operations therein.

(b)Commencement and Permitting.  Landlord shall commence construction of the Tenant Improvements upon obtaining a building permit (the "TI Permit") authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Tenant.  The third-party cost of obtaining the TI Permit shall be payable from the TI Fund.  Tenant shall reasonably assist Landlord in obtaining the TI Permit.  If any Governmental Authority having jurisdiction over the construction of Landlord's Work or any portion thereof shall impose terms or conditions upon the construction thereof that:  (i) are inconsistent with Landlord's obligations hereunder, (ii) increase the cost of constructing Landlord's Work, or (iii) will materially delay the construction of Landlord's Work, Landlord and Tenant shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions.

(c)Completion of Landlord's Work.  Landlord shall substantially complete or cause to be substantially completed Landlord's Work in a good and workmanlike manner, in accordance with the TI Permit and in accordance with all applicable laws and codes, subject, in each case, to Minor Variations and normal "punch list" items of a non-material nature that do not interfere with the lawful use of the Premises ("Substantial Completion" or "Substantially Complete").  Upon and as a condition to Substantial Completion of Landlord's Work, Landlord shall cause the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects ("AIA") document G704.  For purposes of this Work Letter, "Minor Variations" shall mean any modifications reasonably required:  (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comply with another request by Tenant for modifications to Landlord’s Work; (iii) to comport with good design, engineering, and construction practices that are not material; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Landlord's Work.

(d)Selection of Materials.  Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Landlord and Tenant, the option will be selected at Landlord's sole and absolute subjective discretion unless the TI Construction Drawings expressly indicate otherwise.  As to all building materials and equipment that Landlord is obligated to supply under this Work Letter, Landlord shall select the manufacturer thereof in its sole and absolute subjective discretion, unless a particular manufacturer is expressly set forth in the TI Construction Drawings as being required without substitution.

(e)Delivery of the Premises.  When Landlord's Work is Substantially Complete, subject to the remaining terms and provisions of this Section 3(e) and the express terms and provisions of the Lease, Tenant shall accept the Premises.  At such time, Landlord and Tenant shall conduct a joint walk-through of the Premises to identify normal "punch list" items that do not unreasonably interfere with the lawful use of the Premises.  Tenant's taking possession and acceptance of the Premises shall not constitute a waiver of:  (i) any warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by manufacturers), (ii) any non-compliance of Landlord's Work with applicable Legal Requirements, (iii) any claim that Landlord's Work was not completed substantially in accordance with the TI Construction Drawings (subject to Minor Variations and such other changes as are permitted hereunder) (collectively, a "Construction Defect"), or (iv) any rights of Tenant expressly set forth in the Lease or this Work Letter.  Tenant shall have one year after Substantial Completion within which to notify

Building 39 (AOTC) / Forma Therapeutics – Ex. C

Landlord of any such Construction Defect discovered by Tenant, and Landlord shall remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days thereafter or such longer period of time (up to a year) as may be reasonably required; Landlord shall have no liability or responsibility for any Construction Defect unless Tenant gives Landlord notice thereof with such one year period after Substantial Completion.

Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer's equipment warranties relating to equipment installed in or exclusively serving the Premises, and Landlord shall use commercially reasonably efforts to enforce the construction warranties as set forth above, and at Tenant’s request, shall reasonably cooperate with Tenant in the enforcement thereof at no additional costs or expenses to Landlord.  If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such equipment, but the cost of any such extended warranties shall be borne solely out of the TI Fund.  Landlord shall use commercially reasonable efforts to cause all punch list items to be completed within 30 days of Tenant’s acceptance of the Premises (unless such performance will, due to the nature of the punch list item, require a period of time in excess of 30 days, then within such period of time as is reasonably necessary to complete such item).

(f)Commencement Date Delay.  For purposes of this Lease, "Tenant Delay" shall mean any of the following, to the extent the same causes actual delay in the completion of Landlord’s Work:

(i)Tenant's Representative was not available to give or receive any Communication or to take any other action required to be taken by Tenant hereunder within one (1) Business Day following Landlord’s request therefore;

(ii)Tenant's request for Change Requests (as defined in Section 4(a) below) whether or not any such Change Requests are actually performed;

(iii)Construction of any Change Requests;

(iv)Tenant's request for materials, finishes or installations in the Tenant Improvements requiring unusually long lead times (or reasonably anticipated long lead times based on current market conditions, as reasonably determined by Landlord), provided Landlord gives Tenant written notice (which may be informal via email or inclusion in construction meeting notes delivered to Tenant) of such lead time (or anticipated lead time) and Tenant approves such materials, finishes, or installations;

(v)Tenant's delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein;

(vi)Tenant's delay in providing information critical to the normal progression of the Project as soon as reasonably possible, but in no event longer than one week after receipt of any request for such information from Landlord;

(vii)Tenant's delay in making payments to Landlord for Excess TI Costs (as defined in Section 5(d) below) if and when required hereunder; or

(viii)Any other act or omission by Tenant or any Tenant Party (as defined in the Lease), or persons employed by any of such persons, Landlord agreeing to notify Tenant (which may be written, verbal or otherwise) of the same if not discussed in the design and construction meetings.

If Delivery is delayed for any of the foregoing reasons, then Landlord shall cause the TI Architect to certify the date on which the Tenant Improvements would have been Substantially Completed but for such Tenant Delay and such certified date shall be the date of Delivery.

Building 39 (AOTC) / Forma Therapeutics – Ex. C

(g)Design and Construction Meetings. Prior to and during commencement of the Landlord’s Work, Tenant shall be invited to attend and observe the formal design and construction meetings Landlord has with TI Architect and the general contractor for the Landlord’s Work (including the Tenant Improvements). Tenant shall also have the ability to participate in such design and construction meetings related to the Tenant Improvements (but shall have no approval rights or authority to require changes except as otherwise set forth in this Work Letter), and shall only have the right to attend and observe (as opposed to participate in) design and construction meetings for the portions of the Landlord’s Work that do not comprise the Tenant Improvements, unless Landlord approves, in its sole discretion, of Tenant’s participation in such meetings for the portions of the Landlord’s Work that do not comprise the Tenant Improvements. At Tenant’s request, the parties will discuss at such meetings any updates to the project schedule and the occurrence of any delays, and, if there are any such delays, the reasons for such delays (whether Force Majeure delays, Tenant Delays, or otherwise).  Landlord shall provide Tenant with written notice of Tenant Delays that are not discussed during the design and construction meetings.

4.Changes.  Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord and Tenant of the TI Construction Drawings shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord and the TI Architect, such approval not to be unreasonably withheld, conditioned or delayed (except where Landlord would have sole discretion approval rights if the work relating to such change were an Alteration under the Lease or would delay the project schedule).

(a)Tenant's Request For Changes.  If Tenant shall request changes to the Tenant Improvements after the TI Construction Drawings have been approved in accordance with the provisions hereof ("Changes"), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a "Change Request"), which Change Request shall describe in reasonable detail the nature and extent of any such Change.  Such Change Request must be signed by Tenant's Representative.  Landlord shall, before proceeding with any Change, use commercially reasonable efforts to respond to Tenant as soon as is reasonably possible with an estimate of:  (i) the time it will take in excess of the existing construction schedule, and (ii) the architectural and engineering fees and costs that will be incurred, to analyze such Change Request (which costs shall be paid from the TI Fund to the extent actually incurred, whether or not such change is implemented).  Landlord shall thereafter submit to Tenant in writing, within 5 business days of receipt of the Change Request (or such longer period of time as is reasonably required depending on the extent of the Change Request), an analysis of the additional cost or savings involved, including, without limitation, architectural and engineering costs and the period of time, if any, that the Change will extend the date on which Landlord's Work will be Substantially Complete.  Any such delay in the completion of Landlord’s Work caused by a Change, including any suspension of Landlord’s Work while any such Change is being evaluated and/or designed, shall be a Tenant Delay.

(b)Implementation of Changes.  If Tenant:  (i) approves in writing the cost or savings and the estimated extension in the time for completion of Landlord's Work, if any, and (ii) deposits with Landlord any Excess TI Costs required in connection with such Change, Landlord shall cause the approved Change to be instituted.  Notwithstanding any approval or disapproval by Tenant of any estimate of the delay caused by such proposed Change, the TI Architect's determination of the amount of Tenant Delay in connection with such Change shall be final and binding on Landlord and Tenant in the absence of manifest error.

5.Costs.

(a)Budget For Tenant Improvements.  Before the commencement of construction of the Tenant Improvements, the parties shall agree on a Budget pursuant to Section 2(c) of this Work Letter.  The Budget shall be based upon the TI Construction Drawings approved by Tenant and shall include, in addition to all third-party costs for the design and construction of the Tenant Improvements, a payment to Landlord of administrative rent ("Administrative Rent") equal to 3% of the hard cost for the construction of the Tenant Improvements and Changes for monitoring and inspecting the construction of the Tenant Improvements and Changes, which sum shall be payable from the TI Fund (as defined in Section 5(d)).  In

Building 39 (AOTC) / Forma Therapeutics – Ex. C

addition, Administrative Rent also shall include, without limitation, all out-of-pocket costs, expenses and fees incurred by or on behalf of Landlord arising from, out of, or in connection with monitoring the construction of the Tenant Improvements and Changes, and shall be payable out of the TI Fund.  If the Budget is greater than the TI Allowance, Tenant shall deposit with Landlord the difference, in cash, prior to the commencement of construction of the Tenant Improvements or Changes, for disbursement by Landlord as described in Section 5(d).

(b)TI Allowance; Space Planning Allowance.  Landlord shall provide to Tenant (i) a tenant improvement allowance (the "TI Allowance") of $185.00 per rentable square foot of the Premises, being $1,001,0165 in the aggregate and (ii) a space planning allowance of $0.12 per rentable square foot of the Premises, being $6,493.08 in the aggregate (the “Space Planning Allowance”).  The TI Allowance and the Space Planning Allowance shall be disbursed in accordance with this Work Letter.  Any unused portion of the TI Allowance and/or the Space Planning Allowance not validly requested by Tenant shall be forfeited and shall cease to be available to Tenant after a period of 18 months following the Commencement Date, except to the extent Tenant is delayed from requesting the same by Force Majeure.  Tenant shall have the right to use and apply the TI Allowance only toward (i) hard and soft construction costs of the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d), including, but not limited to, any architectural and engineering fees, design, permits, electrical power and other utilities, the cost of preparing the TI Design Drawings and the TI Construction Drawings (except to the extent such costs are paid for with the Space Planning Allowance), costs resulting from Tenant Delays and the cost of Changes, costs set forth in the Budget, including Landlord's Administrative Rent, and Landlord's out-of-pocket expenses, and (ii) Tenant’s furniture and Tenant's voice or data cabling (collectively, "TI Costs").  Tenant shall have the right to use and apply the Space Planning Allowance only for the costs and expenses of preparing the TI Design Drawings and/or the TI Construction Drawings.  Tenant shall have no right to the use or benefit of any portion of the TI Allowance or the Space Planning Allowance for any other purpose (including the reduction or payment of Base Rent, the cost of any personal property (other than Tenant’s furniture) or other non-Building system materials or equipment, including, but not limited to, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements).  The Space Planning Allowance shall be used for the payment of the costs and expenses of preparing the TI Design Drawings and/or the TI Construction Drawings prior to the TI Fund being used for the payment of the remainder of such costs in accordance with the terms of this Work Letter.

(c)Costs Includable in TI Fund.  The TI Fund shall be used solely for the payment of TI Costs.

(d)Excess TI Costs.  Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance and the Space Planning Allowance.  If at any time the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance, Landlord shall give written notice thereof to Tenant, including commercially reasonable back-up documentation therefor, and within 30  days thereafter Tenant shall deposit with Landlord, as a condition precedent to Landlord's obligation to complete the Tenant Improvements, 100% of the then current TI Cost in excess of the remaining TI Allowance ("Excess TI Costs").  If Tenant fails to deposit any Excess TI Costs with Landlord when required hereunder, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge).  For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease.  The TI Allowance and Excess TI Costs are herein referred to as the "TI Fund."  Funds deposited by Tenant shall be the first disbursed to pay Excess TI Costs.  Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.  If upon completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the TI Fund, Tenant shall be entitled to such undisbursed TI Fund solely to the extent of any Excess TI Costs deposit Tenant has actually made with Landlord.

(e)Following completion of and payment for all TI Improvements, Tenant may submit to Landlord paid receipts for furniture in the Premises purchased by Tenant and paid receipts for voice and

Building 39 (AOTC) / Forma Therapeutics – Ex. C

data cabling installed by Tenant in compliance with the Lease and paid for by Tenant, together with such lien waivers and certifications as Landlord may request.  Provided Tenant is not in default of the Lease, such materials are submitted within 18 months following the Effective Date and Landlord has inspected and approved all such materials and installations (not to be unreasonably withheld, conditioned or delayed), Landlord will, to the extent of any unused portion of Tenant Improvement Allowance, if any, reimburse Tenant for such furniture and cabling costs.

6.Tenant Access.

(a)Tenant's Access Rights.  Landlord hereby agrees to permit Tenant access, at Tenant's sole risk and expense, to the Building (i) during the early access time period prior to the anticipated Commencement Date, as identified in the construction schedule to be provided by Landlord (or if not identified therein at times designated by Landlord in its commercially reasonable discretion) and updated from time to time, to perform any work ("Tenant's Work") required by Tenant other than Landlord's Work, provided that such Tenant's Work is coordinated with the TI Architect and the general contractor, and complies with the Lease and all other reasonable restrictions and conditions Landlord may impose, and (ii) prior to the completion of Landlord's Work, to inspect and observe work in process; all such access shall be during normal business hours or at such other times as are reasonably designated by Landlord.  Notwithstanding the foregoing, Tenant shall have no right to enter onto the Premises or the Project unless and until Tenant shall deliver to Landlord evidence reasonably satisfactory to Landlord demonstrating that any insurance reasonably required by Landlord in connection with such pre-commencement access  is in full force and effect.  Any entry by Tenant shall comply with all established safety practices of Landlord's contractor and Landlord until completion of Landlord's Work and acceptance thereof by Tenant, and shall comply with the Lease and all other reasonable restrictions and conditions Landlord may impose.

(b)No Interference.  Neither Tenant nor any Tenant Party (as defined in the Lease) shall interfere with the performance of Landlord's Work, nor with any inspections or issuance of final approvals by applicable Governmental Authorities, and upon any such interference, Landlord shall have the right to exclude Tenant and any Tenant Party from the Premises and the Project until such interference is addressed by Tenant to Landlord’s reasonable satisfaction (and upon 2 such occurrences, until Substantial Completion).  Any delay in the completion of Landlord’s Work caused by such interference shall be a Tenant Delay.

(c)No Acceptance of Premises.  The fact that Tenant may, with Landlord's consent, enter into the Project prior to the date Landlord's Work is Substantially Complete for the purpose of performing Tenant's Work shall not be deemed an acceptance by Tenant of possession of the Premises, but in such event Tenant shall defend with counsel reasonably acceptable by Landlord, indemnify and hold Landlord harmless from and against any loss of or damage to Tenant's property, completed work, fixtures, equipment, materials or merchandise, and from liability for death of, or injury to, any person, to the extent caused by the act or omission of Tenant or any Tenant Party.

7.Miscellaneous.

(a)Miscellaneous Charges.  Tenant shall not be charged for freight elevators, security, access to loading docks, parking, utilities, or temporary HVAC during construction of the Tenant Improvements or Tenant’s move into the Building, provided that said activities occur during normal Building hours.

(b)Consents.  Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.

Building 39 (AOTC) / Forma Therapeutics – Ex. C

(c)Modification.  No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(d)No Default Funding.  In no event shall Landlord have any obligation to fund any portion of the TI Allowance or to perform any Landlord’s Work during any period that Tenant is in Default under the Lease.

[Remainder of page left blank]

Building 39 (AOTC) / Forma Therapeutics – Ex. C

SCHEDULE 1

Approved TI Design Drawings

[Attached]

Building 39 (AOTC) / Forma Therapeutics – Ex. C

SCHEDULE 2

Work Matrix

[Attached]

Building 39 (AOTC) / Forma Therapeutics – Ex. C

SCHEDULE 3

Working Version of Landlord’s Plans

[Attached]

Building 39 (AOTC) / Forma Therapeutics – Ex. C

SCHEDULE 4

Schedule for Review Phases

Phase	Deadlines
Conceptual/Space Plan Phase	(i) Initial Conceptual/Space Plan to be delivered to Tenant on or prior to the Effective Date (ii) Conceptual/Space Plan to be completed by September 16, 2020
Schematic Design Phase	(i) Initial Schematic Design to be delivered to Tenant within 20 business days after Conceptual/Space Plan agreed upon (ii) Schematic Design to be completed by October 13, 2020
Construction Drawing Phase

(i)  Initial Construction Drawings to be delivered to Tenant within 50 business days (30 days from SD to Permit Set, 20 days from Permit set to CDs) days after Schematic Design agreed upon

(ii) Construction Drawings to be completed by December 22, 2020

Building 39 (AOTC) / Forma Therapeutics – Ex. D

EXHIBIT D

ACKNOWLEDGEMENT OF COMMENCEMENT DATE

This ACKNOWLEDGMENT OF COMMENCEMENT DATE is made as of this _____ day of ______________, ____, between ARE-MA REGION NO. 75, LLC, a Delaware limited liability company (“Landlord”), and FORMA THERAPEUTICS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease Agreement dated as of ______________, 2020 (the “Lease”), by and between Landlord and Tenant.  Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the Commencement Date of the Base Term of the Lease is ______________, _____, and the expiration date of the Base Term of the Lease shall be at 11:59 p.m. on ______________, _____ (subject to earlier termination or extension as provided in the Lease).  In case of a conflict between the terms of the Lease and the terms of this Acknowledgment of Commencement Date, this Acknowledgment of Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF COMMENCEMENT DATE to be effective on the date first above written.

TENANT:

FORMA THERAPEUTICS, INC.,

a Delaware corporation

By:
Name:
Title:

LANDLORD:

ARE-MA Region No. 75, LLC,

a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership, managing member

By:	ARE-QRS Corp.,
a Maryland corporation, general partner

By:
Name:
Title:

Building 39 (AOTC) / Forma Therapeutics – Ex. E

EXHIBIT E

Rules and Regulations

1.The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or any Tenant Party, or used by them for any purpose other than ingress and egress to and from the Premises.

2.Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project (except as permitted by the terms of this Lease).

3.Except for animals assisting the disabled, no animals shall be allowed in the offices, halls, or corridors in the Building without Landlord’s approval.

4.Tenant shall not disturb the occupants of the Project or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises.

5.If Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agent will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted.  Any such installation or connection shall be made at Tenant’s expense.

6.Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises, except as specifically approved in the Lease.  The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited.  Explosives or other articles deemed extra hazardous shall not be brought into the Project.

7.Parking any type of recreational vehicles is specifically prohibited on or about the Project.  Except for the overnight parking of operative vehicles, no vehicle of any type shall be stored in the parking areas at any time.  In the event that a vehicle is disabled, it shall be removed within 48 hours.  There shall be no “For Sale” or other advertising signs on or about any parked vehicle.  All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings.  All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

8.Tenant shall maintain the Premises free from rodents, insects and other pests.

9.Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

10.Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.  Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the janitors or any other employee or person.

11.Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.

12.Tenant shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

Building 39 (AOTC) / Forma Therapeutics – Ex. E

13.All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

14.No auction, public or private, will be permitted on the Premises or the Project.

15.No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

16.The Premises shall not be used for lodging, sleeping or cooking or for any immoral or illegal purposes or for any purpose other than that specified in the Lease.  No gaming devices shall be operated in the Premises.

17.Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Project and the Premises and the needs of other tenants, and shall not use more than such safe capacity.  Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

18.Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

19.Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Premises.

20.Tenant shall cause any vendors and other service providers hired by Tenant to perform services at the Premises or the Project to maintain in effect workers’ compensation insurance as required by Legal Requirements and commercial general liability insurance with coverage amounts reasonably acceptable to Landlord.  Tenant shall cause such vendors and service providers to name Landlord and Alexandria Real Estate Equities, Inc. as additional insureds under such policies and shall provide Landlord with certificates of insurance evidencing the required coverages (and showing Landlord and Alexandria Real Estate Equities, Inc. as additional insureds under such policies) prior to the applicable vendor or service provider providing any services to Tenant at the Project.

Building 39 (AOTC) / Forma Therapeutics – Ex. F

EXHIBIT F

TENANT’S PERSONAL PROPERTY

None

Building 39 (AOTC) / Forma Therapeutics – Ex. G

EXHIBIT G

IDENTIFICATION OF ACM & PACM

[Attached]

Building 39 (AOTC) / Forma Therapeutics – Ex. H

EXHIBIT H

FORM OF LETTER OF CREDIT

[Attached]

Building 39 (AOTC) / Forma Therapeutics – Ex. I

EXHIBIT I

Janitorial Specifications

[Attached]